EXHIBIT 10.1

Execution Copy

J.P.Morgan

CREDIT AGREEMENT

dated as of

June 1, 2016

among

ACORDA THERAPEUTICS, INC.,
CIVITAS THERAPEUTICS, INC., and
NEURONEX, INC.
as the Borrowers

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

___________________________

JPMORGAN CHASE BANK, N.A.,
as Sole Bookrunner and Sole Lead Arranger

ASSET BASED LENDING

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS	1
SECTION 1.01	Defined Terms	1
SECTION 1.02	Classification of Loans and Borrowings	39
SECTION 1.03	Terms Generally	39
SECTION 1.04	Accounting Terms; GAAP	39
SECTION 1.05	Reserved	40
SECTION 1.06	Status of Obligations	40

ARTICLE II	THE CREDITS	40
SECTION 2.01	Commitments	40
SECTION 2.02	Loans and Borrowings	41
SECTION 2.03	Requests for Borrowings	41
SECTION 2.04	Protective Advances	42
SECTION 2.05	Swingline Loans and Overadvances	43
SECTION 2.06	Letters of Credit	44
SECTION 2.07	Funding of Borrowings	49
SECTION 2.08	Interest Elections	49
SECTION 2.09	Termination and Reduction of Commitments	50
SECTION 2.10	Repayment of Loans; Evidence of Debt	51
SECTION 2.11	Prepayment of Loans	52
SECTION 2.12	Fees	54
SECTION 2.13	Interest	54
SECTION 2.14	Alternate Rate of Interest	55
SECTION 2.15	Increased Costs	55
SECTION 2.16	Break Funding Payments	57
SECTION 2.17	Withholding of Taxes; Gross-Up	57
SECTION 2.18	Payments Generally; Allocation of Proceeds; Sharing of Set-offs	60
SECTION 2.19	Mitigation Obligations; Replacement of Lenders	63
SECTION 2.20	Defaulting Lenders	64
SECTION 2.21	Returned Payments	65
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Page
ARTICLE III	REPRESENTATIONS AND WARRANTIES	65
SECTION 3.01	Organization; Powers	66
SECTION 3.02	Authorization; Enforceability	66
SECTION 3.03	Governmental Approvals; No Conflicts	66
SECTION 3.04	Financial Condition; No Material Adverse Change	66
SECTION 3.05	Properties	66
SECTION 3.06	Litigation and Environmental Matters	67
SECTION 3.07	Compliance with Laws and Agreements; No Default	67
SECTION 3.08	Investment Company Status	68
SECTION 3.09	Taxes	69
SECTION 3.10	ERISA	69
SECTION 3.11	Disclosure	69
SECTION 3.12	Material Contracts	69
SECTION 3.13	Solvency	69
SECTION 3.14	Insurance	70
SECTION 3.15	Capitalization and Subsidiaries	70
SECTION 3.16	Security Interest in Collateral	70
SECTION 3.17	Employment Matters	70
SECTION 3.18	Federal Reserve Regulations	71
SECTION 3.19	Use of Proceeds	71
SECTION 3.20	No Burdensome Restrictions	71
SECTION 3.21	Anti-Corruption Laws and Sanctions	71
SECTION 3.22	Warning Letters	71
SECTION 3.23	Common Enterprise	71
SECTION 3.24	EEA Financial Institutions	72
SECTION 3.25	Specified Asset Collateral	72
ARTICLE IV	CONDITIONS	72
SECTION 4.01	Effective Date	72
SECTION 4.02	Each Credit Event	75
ARTICLE V	AFFIRMATIVE COVENANTS	75
SECTION 5.01	Financial Statements; Borrowing Base and Other Information	76
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Page
SECTION 5.02	Notices of Material Events	79
SECTION 5.03	Existence; Conduct of Business	80
SECTION 5.04	Payment of Obligations	81
SECTION 5.05	Maintenance of Properties	81
SECTION 5.06	Books and Records; Inspection Rights	81
SECTION 5.07	Compliance with Laws and Material Contractual Obligations	81
SECTION 5.08	Use of Proceeds	82
SECTION 5.09	Accuracy of Information	82
SECTION 5.10	Insurance	82
SECTION 5.11	Casualty and Condemnation	82
SECTION 5.12	Appraisals	83
SECTION 5.13	Certain Deposit Accounts	83
SECTION 5.14	Additional Collateral; Further Assurances	83
SECTION 5.15	Post-Closing Obligations	84
ARTICLE VI	NEGATIVE COVENANTS	85
SECTION 6.01	Indebtedness	85
SECTION 6.02	Liens	87
SECTION 6.03	Fundamental Changes	88
SECTION 6.04	Investments, Loans, Advances, Guarantees and Acquisitions	89
SECTION 6.05	Asset Sales	91
SECTION 6.06	Sale and Leaseback Transactions	93
SECTION 6.07	Swap Agreements	93
SECTION 6.08	Restricted Payments; Certain Payments of Indebtedness	93
SECTION 6.09	Transactions with Affiliates	94
SECTION 6.10	Restrictive Agreements	94
SECTION 6.11	Amendment of Organizational Documents; Subordinated Indebtedness; Material Indebtedness Documents	95
SECTION 6.12	Financial Covenant	96
ARTICLE VII	EVENTS OF DEFAULT	96
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Page
ARTICLE VIII	THE ADMINISTRATIVE AGENT	99
SECTION 8.01	Appointment	99
SECTION 8.02	Rights as a Lender	99
SECTION 8.03	Duties and Obligations	99
SECTION 8.04	Reliance	100
SECTION 8.05	Actions through Sub-Agents	100
SECTION 8.06	Resignation	100
SECTION 8.07	Non-Reliance	101
SECTION 8.08	Other Agency Titles	102
SECTION 8.09	Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties	102
SECTION 8.10	Flood Laws	102
ARTICLE IX	MISCELLANEOUS	102
SECTION 9.01	Notices	102
SECTION 9.02	Waivers; Amendments	104
SECTION 9.03	Expenses; Indemnity; Damage Waiver	106
SECTION 9.04	Successors and Assigns	108
SECTION 9.05	Survival	112
SECTION 9.06	Counterparts; Integration; Effectiveness; Electronic Execution	112
SECTION 9.07	Severability	113
SECTION 9.08	Right of Setoff	113
SECTION 9.09	Governing Law; Jurisdiction; Consent to Service of Process	113
SECTION 9.10	WAIVER OF JURY TRIAL	114
SECTION 9.11	Headings	114
SECTION 9.12	Confidentiality	114
SECTION 9.13	Several Obligations; Nonreliance; Violation of Law	115
SECTION 9.14	USA PATRIOT Act	115
SECTION 9.15	Disclosure	115
SECTION 9.16	Appointment for Perfection	116
SECTION 9.17	Interest Rate Limitation	116
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Page
SECTION 9.18	[Reserved]	116
SECTION 9.19	Marketing Consent	116
SECTION 9.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	116
ARTICLE X	LOAN GUARANTY	117
SECTION 10.01	Guaranty	117
SECTION 10.02	Guaranty of Payment	117
SECTION 10.03	No Discharge or Diminishment of Loan Guaranty	117
SECTION 10.04	Defenses Waived	118
SECTION 10.05	Rights of Subrogation	118
SECTION 10.06	Reinstatement; Stay of Acceleration	118
SECTION 10.07	Information	119
SECTION 10.08	Termination	119
SECTION 10.09	Taxes	119
SECTION 10.10	Maximum Liability	119
SECTION 10.11	Contribution	119
SECTION 10.12	Liability Cumulative	120
SECTION 10.13	Keepwell	120
ARTICLE XI	THE BORROWER REPRESENTATIVE	121
SECTION 11.01	Appointment; Nature of Relationship	121
SECTION 11.02	Powers	121
SECTION 11.03	Employment of Agents	121
SECTION 11.04	Notices	121
SECTION 11.05	Successor Borrower Representative	121
SECTION 11.06	Execution of Loan Documents; Borrowing Base Certificate	121
SECTION 11.07	Reporting	122

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SCHEDULES:
Commitment Schedule
Schedule 1.01(a) – Material Contracts and Agreements
Schedule 3.05 -- Properties
Schedule 3.06 -- Disclosed Matters
Schedule 3.12 – Material Agreements
Schedule 3.14 -- Insurance
Schedule 3.15 – Capitalization and Subsidiaries
Schedule 3.25 – Certain Exceptions to Specified Asset Collateral
Schedule 6.01 -- Existing Indebtedness
Schedule 6.02 -- Existing Liens
Schedule 6.04 -- Existing Investments
Schedule 6.10 -- Existing Restrictions
EXHIBITS:
Exhibit A -- Form of Assignment and Assumption
Exhibit B -- Form of Opinion of Loan Parties' Counsel
Exhibit C -- Form of Borrowing Base Certificate
Exhibit D -- Form of Compliance Certificate
Exhibit E -- Joinder Agreement
Exhibit F-1 -- U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-2 -- U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-3 -- U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-4 -- U.S. Tax Certificate (For Foreign that are Partnerships for U.S. Federal Income Tax Purposes)

- vi -

CREDIT AGREEMENT dated as of June 1, 2016 (as it may be amended or modified from time to time, this "Agreement") among ACORDA THERAPEUTICS, INC., a Delaware corporation (the "Company"), CIVITAS THERAPEUTICS, INC., a Delaware corporation ("Civitas"), and NEURONEX, INC., a Delaware corporation ("Neuronex", and together with the Company, Civitas, and Neuronex, each, individually, a "Borrower" and collectively, the "Borrowers"), the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01 Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:
"ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
"Account" has the meaning assigned to such term in the Security Agreement.
"Account Debtor" means any Person obligated on an Account.
"Acquisition" means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.
"Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
"Administrative Agent" means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.
"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.
"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.
"Aggregate Credit Exposure" means, at any time, the aggregate Credit Exposure of all the Lenders at such time.

"Aggregate Revolving Commitment" means, at any time, the aggregate of the Revolving Commitments of all of the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof.  As of the Effective Date, the Aggregate Revolving Commitment is $60,000,000.
"Aggregate Revolving Exposure" means, at any time, the aggregate Revolving Exposure of all the Lenders at such time.
"Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition,  the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.
"Ampyra Intellectual Property" means the owned and licensed (a) patents and patent applications, as listed on Schedule 1.01 to the Security Agreement, and all inventions and improvements described and claimed therein, together with all reissues, divisions, continuations, renewals, extensions, rexaminations and continuations in-part related thereto, and any new patent application filings (including provisional application filings), (b) trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof, as listed on Schedule 1.01 to the Security Agreement, and the goodwill of the business symbolized by the foregoing and all renewals of the foregoing and any new trademark application filings (c) copyrights and other proprietary rights, in each case related to Ampyra (dalfampridine), and all rights corresponding to any and all of the foregoing throughout the world.
"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the  Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.
"Applicable Percentage" means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure, Overadvances or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender's Revolving Commitment and the denominator of which is the Aggregate Revolving Commitment provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender's share of the Aggregate Revolving Exposure at that time), and (b) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments; provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender's Commitment shall be disregarded in the calculations under clauses (a) and (b) above.
"Applicable Rate" means, for any day, with respect to: (a) any ABR Loan, a per annum rate equal to 1.50% and (b) any Eurodollar Loan, a per annum rate equal to 2.50%.
"Approved Fund" has the meaning assigned to such term in Section 9.04(b).
"Assignment and Assumption" means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
"Availability" means, at any time, an amount equal to (a) the lesser of (i) the Aggregate Revolving Commitment and (ii) the Borrowing Base minus (b) the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).
"Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
"Available Revolving Commitment" means, at any time, the Aggregate Revolving Commitment minus the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).
"Average Revolver Usage" means, with respect to any period, the sum of the aggregate amount of Aggregate Revolving Exposure for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.
"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
"Banking Services" means each and any of the following bank services provided to any Loan Party or its Subsidiaries by the Administrative Agent or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, "commercial credit cards" and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).
 "Banking Services Obligations" means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
"Banking Services Reserves" means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.
"Bankruptcy Event" means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
"Beneficial Owner" means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.
"Biotie Combination Agreement" means that certain Combination Agreement, dated as of January 19, 2016, by and among the Company and Biotie Therapies and all related documents, instruments and agreements.
"Biotie Convertible Loan Investment" means a loan or other investment by a Loan Party in Biotie Therapies, to be used by Biotie Therapies to repay, repurchase or otherwise retire convertible capital loans of Biotie Therapies, or a purchase of such convertible capital loans by a Loan Party, in each case made on or prior to the 270 day anniversary of the Effective Date, and in an aggregate principal amount not to exceed $7.5 million.
 "Biotie Therapies" means Biotie Therapies Oyj, a corporation organized under the laws of Finland.
"Biotie Therapies Acquisition" means the acquisition of the Equity Interests of Biotie
 Therapies, pursuant to the Biotie Combination Agreement.
"Biotie US" means Biotie Therapies Inc., a Delaware corporation.
 "Board" means the Board of Governors of the Federal Reserve System of the U.S.
"Borrower" or "Borrowers" has the meaning specified in the preamble hereto.
"Borrower Representative" has the meaning assigned to such term in Section 11.01.
"Borrowing" means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (c) a Swingline Loan, (d) a Protective Advance and (e) an Overadvance.
"Borrowing Base" means, at any time, the sum of (a) 85% of the Borrowers' Eligible Accounts at such time, plus (b) the lesser of (i) 100% of the Borrowers' Eligible Inventory, at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Borrowers' Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, plus (c) from and after the M&E Inclusion Date, the M&E Component minus (d) Reserves. The maximum amount of Inventory which may be included as part of the Borrowing Base shall not exceed 65% of the Borrowing Base.  The Administrative Agent may, in its Permitted Discretion, adjust Reserves or establish additional standards of eligibility used in computing the Borrowing Base.
"Borrowing Base Certificate" means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit C or another form which is acceptable to the Administrative Agent in its sole discretion.

             "Borrowing Request" means a request by the Borrower Representative for a Revolving Borrowing in accordance with Section 2.03.
"Burdensome Restrictions" means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.10.
"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for general business in London.
"Capital Expenditures" means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Loan Parties (excluding (i) Subsidiaries that are not Loan Parties and (ii) Biotie US or any Subsidiary of Biotie Therapies, in each case if it is a Loan Party, but only if no other Loan Party has made, after April 18, 2016, any investments in the Equity Interests of, loans or advances to, guarantees of any Indebtedness of or other investments (other than guarantees of obligations not constituting Indebtedness, so long as no payment is made in respect of any such guarantee) or interests in, Biotie US or Biotie Therapies or any of its Subsidiaries (other than the investment in the form of the Biotie Therapies Acquisition and the Biotie Convertible Loan Repayment Investment); it being understood that, if Biotie US or any Subsidiary of Biotie Therapies is included in the determination of Capital Expenditures as set forth in this clause (ii), then the Capital Expenditures of Biotie US or any Subsidiary of Biotie Therapies, as applicable, shall be included for all applicable periods (and, for certainty, such Capital Expenditures shall not be pro-rated or adjusted for any periods)) prepared in accordance with GAAP.
"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
"Cash Equivalents" means those Permitted Investments described in clauses (a) through (e) and (g) of the definition of Permitted Investments, which, in each case, are classified as a current asset in accordance with GAAP.
"CFC" means a "controlled foreign corporation" as defined in Section 957 of the Code.
"Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; or (b) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were not (i) directors of the Company on the date of this Agreement, or (ii) nominated or appointed by the board of directors of the Company; or (c) the acquisition of direct or indirect Control of the Company by any Person or group; or (d) the Company shall cease to own, free and clear of all Liens or other encumbrances, 100% of the outstanding voting Equity Interests of the other Borrowers on a fully diluted basis.
"Change in Law" means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following:

(a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted, issued or implemented.
"Charges" has the meaning assigned to such term in Section 9.17.

"Civitas" has the meaning specified in the preamble hereto.
"Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances or Overadvances.
"Code" means the Internal Revenue Code of 1986, as amended from time to time.
"Collateral" means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Secured Obligations; provided, that the Collateral shall not include Excluded Assets.
"Collateral Access Agreement" has the meaning assigned to such term in the Security Agreement.
"Collateral Documents" means, collectively, the Security Agreement, the Mortgages (if any), any intercreditor agreement, any deposit account control agreement, any securities account control agreement, and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by any Loan Party and delivered to the Administrative Agent.
"Collection Account" has the meaning assigned to such term in the Security Agreement.
"Commercial LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers.  The Commercial LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Commercial LC Exposure at such time.

"Commitment Fee Rate" means, as of any date of determination, the applicable rate per annum set forth in the following table that corresponds to the Average Revolver Usage of Borrowers for the most recently completed fiscal quarter as determined by the Administrative Agent:

Average Revolver Usage	Commitment Fee Rate
Category 1 > 50% of the Aggregate Revolving Commitment	0.375%
Category 2 ≤ 50% of the Aggregate Revolving Commitment	0.50%

The Commitment Fee Rate shall be re-determined on the first Business Day of each fiscal quarter by the Administrative Agent.
"Commitments" means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances, and Protective Advances, in each case, expressed as an amount representing the maximum aggregate permitted amount of such Lender's Revolving Exposure hereunder, as such commitment may be reduced from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender's Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.
"Commitment Schedule" means the Schedule attached hereto identified as such.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Communications" has the meaning assigned to such term in Section 9.01(d).
"Company" has the meaning specified in the preamble hereto.
"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.
"Controlled Disbursement Account" means any account of the Borrowers maintained with the Administrative Agent as a zero balance, cash management account pursuant to and under any agreement between a Borrower and the Administrative Agent, as modified and amended from time to time, and through which all disbursements of a Borrower, any other Loan Party and any designated Subsidiary of a Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.

"Credit Exposure" means, as to any Lender at any time, the sum of (a) such Lender's Revolving Exposure at such time, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.
"Credit Party" means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
"Defaulting Lender" means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender's good faith determination that a condition precedent  to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender's good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party's receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

"Disclosed Matters" means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.
"Document" has the meaning assigned to such term in the Security Agreement.
"dollars" or "$" refers to lawful money of the U.S.
"Domestic Subsidiary" means a Subsidiary organized under the laws of a jurisdiction located in the U.S.
"Drug Product Candidates" means any and all drug product candidates or other potential drugs being investigated, evaluated and/or tested by or on behalf of the Company and its Subsidiaries, or any of them, at any time, whether pursuant to a license or other agreement with a third party or otherwise, irrespective of the proposed or anticipated indications or uses of the same (or whether such indications or uses may expand or contract).
"Drugs" means any and all drugs owned, manufactured, licensed, marketed, sold and/or distributed by the Company and its Subsidiaries, or any of them, at any time, whether pursuant to a license with a third party or otherwise, irrespective of the proposed or anticipated indications or uses of the same (or whether such indications or uses may expand or contract).

"EBITDA" means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary or non-recurring non-cash charges for such period, (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory), (vi) in each case to the extent calculated in good faith and factually supportable pursuant to documentation and analysis delivered to Administrative Agent, the amount of any restructuring charge, reserve, integration cost or other business optimization expense or cost (including charges directly related to implementation of cost-savings initiatives) that is deducted (and not added back) in such period in computing Net Income including, without limitation, those related to severance, retention, signing bonuses, relocation, recruiting and other employee related costs, (vii) without duplication of clause (ix) below, the amount of other customary and reasonable accruals, payments and expenses (including legal, tax, structuring and other costs and expenses) incurred during such period in connection with any Acquisition, acquisition of an exclusive license of intellectual property, investment, Restricted Payment, issuance of Equity Interests or other incurrence of Indebtedness or disposition permitted hereunder (whether or not any such transaction undertaken was completed), (viii) the amount of any expenses, charges or losses for such period that are covered by indemnification or other reimbursement provisions in connection with any Acquisition, investment, Restricted Payment, issuance of Equity Interests or other incurrence of Indebtedness or disposition permitted hereunder, to the extent actually reimbursed, or, so long as the Borrowers have made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination, and (ix) any non-recurring fees, cash charges and other cash expenses (including severance costs) made or incurred in connection with the Biotie Therapies Acquisition and the financing thereof in Fiscal Year 2016, provided, that (A) the aggregate amount added back to Net Income pursuant to clauses (vi) through (viii) above (other than clause (vii) above solely with respect to completed Acquisitions or completed acquisitions of exclusive licenses to intellectual property in either case permitted under this Agreement) for any period shall not exceed twenty percent (20%) of EBITDA for such period and (B) the aggregate amount added back to Net Income for Fiscal Year 2016 pursuant to clauses (vi) (with respect to the fees and expenses (x) incurred in connection with the issuance of Equity Interests, (y) merger and acquisition advisor fees and expenses and (z) fees and expenses in connection with the Loan Documents, in each case, in Fiscal Year 2016) and (ix) shall not exceed $21,000,000, minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period, (ii) any extraordinary gains and any non-cash items of income for such period, (iii) the one-time impact of an accounting change related to the recognition of revenue in respect of Zanaflex in an amount equal to $22,186,000 for the fiscal quarter ended September 30, 2015 and (iv) the impact of mark-to-market accounting of a foreign currency collar transaction related to the Biotie Therapies Acquisition in an amount equal to $10,657,000 for the fiscal quarter ended March 31, 2016, all calculated for the Loan Parties (excluding (i) Subsidiaries that are not Loan Parties and (ii) Biotie US or any Subsidiary of Biotie Therapies, in each case if it is a Loan Party, but only if no other Loan Party has made, after April 18, 2016, any investments in the Equity Interests of, loans or advances to, guarantees of any Indebtedness of or other investments (other than guarantees of obligations not constituting Indebtedness, so long as no payment is made in respect of any such guarantee) or interests in, Biotie US or Biotie Therapies or any of its Subsidiaries (other than the investment in the form of the Biotie Therapies Acquisition and the Biotie Convertible Loan Repayment Investment); it being understood that, if Biotie US or any Subsidiary of Biotie Therapies is included in the determination of EBITDA as set forth in this clause (ii), then the EBITDA of Biotie US or such Subsidiary of Biotie Therapies, as applicable, shall be included for all applicable periods (and, for certainty, such EBITDA shall not be pro-rated or adjusted for any periods)), determined on a consolidated basis for such Loan Parties in accordance with GAAP.

"ECP" means an "eligible contract participant" as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
"EEA Financial Institution" means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
"EEA Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
"Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
"Electronic Signature" means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
"Electronic System" means any electronic system, including e-mail, e-fax, web portal access for such Borrower, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
"Eligible Accounts" means, at any time, the Accounts owned by a Borrower which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit.  Without limiting the Administrative Agent's discretion provided herein, Eligible Accounts shall not include any Account of a Borrower:
(a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;
(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, and (ii) any Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;
(c) which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date therefor ("Overage") (when calculating the amount under this clause (ii), for the same Account Debtor, the Administrative Agent shall include the net amount of such Overage and add back any credits, but only to the extent that such credits do not exceed the total gross receivables from such Account Debtor), or (iii) which has been written off the books of such Borrower or otherwise designated as uncollectible;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;
(e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Borrowers exceeds twenty-five percent (25%) of the aggregate amount of Eligible Accounts of all Borrowers;
(f) with respect to which any covenant, representation or warranty contained in this Agreement or in the Security Agreement has been breached or is not true;
(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, provided that, Accounts arising from royalty payments owing to a Borrower may not be deemed ineligible in the Administrative Agent's Permitted Discretion solely by virtue of this clause (g)(i), (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent in its Permitted Discretion which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Borrower's completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;
(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Borrower or if such Account was invoiced more than once;
(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;
(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition Accounts of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and acceptable to the Administrative Agent, in its Permitted Discretion), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;
(k) which is owed by any Account Debtor which has sold all or substantially all of its assets;
(l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., or the District of Columbia, Canada, or any province of Canada unless, in any such case, such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent; provided that the Administrative Agent may, in its Permitted Discretion, permit Accounts owing from Biogen Idec International GMBH as an "Eligible Account" notwithstanding the foregoing clause (l) in an aggregate amount not to exceed $5,000,000 so long as Biogen, Inc. maintains a credit rating of BBB- or greater by S&P and Baa3 or greater by Moody's;

(m) which is owed in any currency other than U.S. dollars;
(n) which is owed by (i) any Governmental Authority of any country other than the U.S. unless such Account is backed by a letter of credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) any Governmental Authority of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent's satisfaction (it being understood that the Administrative Agent may require that the Borrowers take all necessary steps under the Federal Assignment of Claims Act at any time that the Accounts of the Borrowers owing from the entities described in this clause (n)(ii) comprise more than 10% of all Eligible Accounts included in the determination of the Borrowing Base);
(o) which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;
(p) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;
(q) which is subject to any counterclaim, deduction, defense, setoff, or dispute, but only to the extent of any such counterclaim, deduction, defense, setoff, or dispute;
(r) which is evidenced by any promissory note, chattel paper or instrument;
(s) which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a "Notice of Business Activities Report" or other similar report in order to permit such Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;
(t) with respect to which such Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business but only to the extent of any such reduction, or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account;
(u) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
(v) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Borrower has or has had an ownership interest in such goods, or which indicates any party other than such Borrower as payee or remittance party;
(w) which was created on cash on delivery terms;

(x) which arises from the sale of inventory which is not sold in accordance with all applicable law and regulations;
(y) which (i) constitute milestone payments, royalty payments or other similar payments under any license, collaboration or other agreement, except for royalty payment amounts that have been fully earned and owing to a Borrower which is specifically consented to in writing by the Administrative Agent (after the completion of appropriate due diligence by the Administrative Agent) or (ii) is the subject of, or sold or financed pursuant, to a Permitted Royalty Transaction; or
(z) which the Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor's inability to pay or which the Administrative Agent otherwise determines is unacceptable in its Permitted Discretion.
In the event that an Account of a Borrower which was previously an Eligible Account ceases to be an Eligible Account hereunder, such Borrower or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.  In determining the amount of an Eligible Account of a Borrower, the face amount of an Account may, in the Administrative Agent's Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Borrower to reduce the amount of such Account.
"Eligible Equipment" means the Equipment owned by a Borrower and meeting each of the following requirements:
(a) such Borrower has good title to such Equipment;
(b) such Borrower has the right to subject such Equipment to a Lien in favor of the Administrative Agent; such Equipment is subject to a first priority perfected Lien in favor of the Administrative Agent and is free and clear of all other Liens of any nature whatsoever (except for Permitted Encumbrances which do not have priority over the Lien in favor of the Administrative Agent);
(c) the full purchase price for such Equipment has been paid by such Borrower;
(d) such Equipment is located on premises (i) owned by such Borrower in the U.S., which premises are subject to a first priority perfected Lien in favor of the Administrative Agent, or (ii) leased by such Borrower in the U.S., where (x) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (y) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;
(e) such Equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by such Borrower in the ordinary course of business of such Borrower;

(f) such Equipment (i) is not subject to any agreement which restricts the ability of such Borrower to use, sell, transport or dispose of such Equipment or which restricts the Administrative Agent's ability to take possession of, sell or otherwise dispose of such Equipment and (ii) has not been purchased from a Sanctioned Person;
(g) such covenants, representations or warranties pertaining to such Equipment set forth in this Agreement and the other Loan Documents have not been breached and are true in all respects;
(h) such Equipment (i) does not constitute "Fixtures" under the applicable laws of the jurisdiction in which such Equipment is located or (ii) is not subject to a certificate of title;
(i) such Equipment is the subject of a satisfactory field examination and appraisal, with results satisfactory to the Administrative Agent in its sole discretion; and
(j) such Equipment is not otherwise unacceptable to Administrative Agent in its Permitted Discretion.
"Eligible Inventory" means, at any time, the Inventory owned by a Borrower which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit.  Without limiting the Administrative Agent's discretion provided herein, Eligible Inventory of a Borrower shall not include any Inventory:
(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;
(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;
(c) which is, in the Administrative Agent's Permitted Discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;
(d) with respect to which any covenant, representation or warranty contained in this Agreement or in the Security Agreement has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;
(e) in which any Person other than such Borrower shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;
(f) which is not finished goods or which constitutes work-in-process, raw materials, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g) which is not located in the U.S. or is in transit with a common carrier from vendors and suppliers;
(h) which is located in any location leased by such Borrower unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;
(i) which is located in any third party warehouse or is in the possession of a bailee and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;
(j) which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor;
(k) which is a discontinued product or component thereof;
(l) which is the subject of a consignment by such Borrower as consignor;
(m) which is within eighteen (18) months of its stated expiration;
(n) which (i) the applicable Borrower does not own or have a license (in full force and effect) to, all Trademarks, Copyrights, Patents and other intellectual property necessary or reasonably required to manufacture, package, use, promote, distribute, offer for sale, and sell such Inventory or (ii) any Trademarks, Copyrights, Patents and other intellectual property necessary or reasonably required to manufacture, package, use, promote, distribute, offer for sale, and sell such Inventory is subject to a Lien (other than (x) a Lien in favor of the Administrative Agent or (y) a Permitted Encumbrance pursuant to clauses (a) or (e) of the definition thereof or a Lien permitted under clause Section 6.02(j), in each case, that could not reasonably be expected to prevent the Borrowers or the Administrative Agent from selling or otherwise disposing of such Inventory subject to such intellectual property);
(o) which is subject to any intellectual property rights of a third party, such as a licensor or a licensee, unless the Administrative Agent is satisfied in its Permitted Discretion that the Administrative Agent may sell or otherwise dispose of such Inventory without (i) infringing the rights of such third party, (ii) violating any contract with such third party, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under then-existing licensing agreements (and, for certainty, the Administrative Agent in its Permitted Discretion may implement Reserves in respect of such royalties);
 (p) which is not reflected in a current perpetual inventory report of such Borrower;
(q) for which reclamation rights have been asserted by the seller;
(r) which has been acquired from a Sanctioned Person;

(s) which is not approved for sale by the FDA and all other relevant governmental agencies;
(t) any labeling, packaging inserts or marketing materials applicable to it do not comply with the requirements established by the FDA, FTC, or other regulatory authority in effect at such time, unless it can be sold without violation of any applicable law;
(u) it is subject to recall or a Safety Alert or Advisory by the FDA or any other governmental agency, unless it can be sold without violation of any applicable law; or
(v) which the Administrative Agent otherwise determines is unacceptable in its Permitted Discretion.
In the event that Inventory of a Borrower which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, such Borrower or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.
"Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.
"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"Equipment" has the meaning assigned to such term in the Security Agreement.
"Equity Interests " means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.
"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
"ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) the failure to satisfy the "minimum funding standard" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition upon any Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
"Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear(s) interest at a rate determined by reference to the Adjusted LIBO Rate.
"Event of Default" has the meaning assigned to such term in Article VII.
"Excluded Account" means a Deposit Accounts used specially and exclusively for (i) escrow and trust funds and (b) payroll, workers compensation, and other employee wage and benefit accounts.
 "Excluded Assets" means (a) all leasehold interests in real property (except that the Loan Parties shall be required to deliver landlord waivers, estoppels and Collateral Access Agreements to the extent required by the Administrative Agent in its Permitted Discretion or as provided in the definition of "Eligible Inventory"), (b) any (x) lease, license, permit or agreement or any particular property subject to a purchase money security interest agreement or similar arrangement and (y) intellectual property license agreement (or agreement that includes a license of intellectual property) and any particular intellectual property subject such license, in each case of clause (x) and (y), existing on the Effective Date or permitted to be entered into under this Agreement and the other Loan Documents, in each case of clause (x) and (y), solely to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit, agreement or license agreement or create a right of termination in favor of any other party thereto (other than a Loan Party or an Affiliate of a Loan Party) or otherwise require consent of any other party thereunder (other than the consent of a Loan Party or an Affiliate of a Loan Party), but only to the extent, and for as long as, the applicable prohibition, restriction or requirement of consent is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other applicable law, and provided that the foregoing clause (b) shall not extend to proceeds of any of the foregoing, (c) any intent-to-use trademark application prior to the filing of a "Statement of Use" or "Amendment to Allege Use" with respect thereto, (d) Equity Interests in joint ventures and non-wholly owned Subsidiaries but only to the extent, and for as long as (x) the granting of a Lien on such Equity Interests would be prohibited by the terms of any joint venture or shareholders' agreement governing such Person or require any consent not obtained of any one or more third parties (other than a Loan Party or an Affiliate) and (y) such prohibition or prior consent described in clause (x) is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other applicable law, (e) governmental licenses or state or local franchises, charters and authorizations to the extent a security interest thereon is prohibited or restricted by applicable law and pledges and security interests expressly prohibited or restricted by applicable law (in all cases, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), other than proceeds thereof, the assignment of which is deemed effective under the UCC or other applicable law notwithstanding such prohibition, (f) except (x) as with respect to assets included in the Borrowing Base and (y) Equity Interests in any Subsidiary, any assets located outside the United States or any intellectual property registered in any jurisdiction other than the United States, (g) assets where the cost of obtaining a security interest therein exceeds the practical benefit to the Lenders afforded thereby, in each case, as determined in writing by the Administrative Agent, (h) margin stock (as defined in Regulation U of the Board), (i) voting Equity Interests of any CFC or FSHCO in excess of 65% of any such class of Equity Interests, (j) any fee interest in owned real property with a fair market value of less than $1,000,000, (k) Excluded Accounts, (l) motor vehicles and other assets subject to certificates of title (other than to the extent (x) a security interest thereon can be perfected by the filing of a financing statement under the UCC and (y) an Event of Default has occurred and the Administrative Agent has elected to require, by written notice to the Grantors, that the Grantors take all such steps necessary to perfect a lien in favor of the Administrative Agent, for the benefit of the Secured Parties, in such motor vehicles and other assets subject to certificates of title) and (m) Ampyra Intellectual Property;  provided that "Excluded Assets" shall not include (i) any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets) (it being expressly agreed and understood that "Excluded Assets" shall not include (x) any proceeds from the sale, license, lease, or other dispositions of any such lease, license, permit or agreement or property described in clause (b) above and (y) any income, royalties, damages, claims, payments and all other proceeds now or hereafter due or payable with respect to any Ampyra Intellectual Property, each of which shall constitute Collateral for all purposes), (ii) any asset included in the determination of the Borrowing Base, or (iii) any Inventory or other assets that are or become branded with, contain or are produced through the use or other application of, any Excluded Assets.
"Excluded Swap Obligation" means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor's failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient's failure to comply with Section 2.17(f); and (d) any U.S. Federal withholding Taxes imposed under FATCA.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
"FDA" means the U.S. Food and Drug Administration (or analogous foreign, state or local Governmental Authority) and any successor thereto.
"Federal Funds Effective Rate" means, for any day, the rate calculated by the NYFRB based on such day's federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.
"Financial Officer" means the chief executive officer, chief financial officer, principal accounting officer, treasurer or controller of a Borrower.
"Fixed Charge Coverage Ratio" means, at any date, the ratio of (a) EBITDA minus Unfinanced Capital Expenditures to (b) Fixed Charges, all calculated for the period of four consecutive fiscal quarters ended on such date.
"Fixed Charges" means, for any period, without duplication, cash Interest Expense, plus scheduled principal payments on Indebtedness actually made, plus expenses for taxes paid in cash, plus to the extent (x) not deducted in the determination in Net Income for such period and (y) that there are Revolving Loans outstanding at the time that a payment is made, Success or Progress Based Milestone payments in an amount equal to the lesser of (A) the amount of Success or Progress Based Milestone payments or (B) the amount of Revolving Loans outstanding at the time such payment is made, plus dividends or distributions or payments on account of the redemption or repurchase of Equity Interests paid in cash, plus Capital Lease Obligation payments actually made, all calculated for the Loan Parties (excluding (i) Subsidiaries that are not Loan Parties and (ii) Biotie US or any Subsidiary of Biotie Therapies, in each case if it is a Loan Party, but only if no other Loan Party has made, after April 18, 2016, any investments in the Equity Interests of, loans or advances to, guarantees of any Indebtedness of or other investments (other than guarantees of obligations not constituting Indebtedness, so long as no payment is made in respect of any such guarantee) or interests in, Biotie US or Biotie Therapies or any of its Subsidiaries (other than the investment in the form of the Biotie Therapies Acquisition and the Biotie Convertible Loan Repayment Investment); it being understood that, if Biotie US or any Subsidiary of Biotie Therapies is included in the determination of Fixed Charges as set forth in this clause (ii), then the Fixed Charges of Biotie US or such Subsidiary of Biotie Therapies, as applicable, shall be included for all applicable periods (and, for certainty, such Fixed Charges shall not be pro-rated or adjusted in any manner)), determined on a consolidated basis for such Loan Parties in accordance with GAAP.
"Fixtures" has the meaning assigned to such term in the Security Agreement.
"Flood Laws" has the meaning assigned to such term in Section 8.10.
"Foreign Lender" means (a) if a Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
"Foreign Subsidiary" means any Subsidiary which is not a Domestic Subsidiary.

"FSHCO" means any Domestic Subsidiary that has no material liabilities and owns no material assets other than Equity Interests in one or more CFCs and immaterial assets incidental or related thereto.
"Funding Account" has the meaning assigned to such term in Section 4.01(h).
"GAAP" means generally accepted accounting principles in the U.S.
"Governmental Authority" means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
"Guaranteed Obligations" has the meaning assigned to such term in Section 10.01.
"Guarantors" means all Loan Guarantors and all non-Loan Parties who have delivered an Obligation Guaranty, and the term "Guarantor" means each or any one of them individually.
"Hazardous Materials" means:  (a) any substance, material, or waste that is included within the definitions of "hazardous substances," "hazardous materials," "hazardous waste," "toxic substances," "toxic materials," "toxic waste," or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical, in each case that is regulated under Environmental Law.
"Impacted Interest Period" has the meaning assigned to such term in the definition of "LIBO Rate".
"Inactive Subsidiary" means MS Research & Development for so long as such Person is not transacting business or conducting operations, holds no assets or liabilities (other than de minimus assets and liabilities) and is otherwise a dormant entity.
"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) accounts payable incurred in the ordinary course of business and not past due by more than ninety (90) days and (y) any Success or Progress Based Milestones until such obligations become due and payable liabilities on the balance sheet of such Person in accordance with GAAP and have not been paid within ninety (90) days thereof), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (k) obligations under any liquidated earn-out, (l) any other Off-Balance Sheet Liability, and (m) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
 "Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.
"Indemnitee" has the meaning assigned to such term in Section 9.03(b).
"Ineligible Institution" has the meaning assigned to such term in Section 9.04(b).
"Information" has the meaning assigned to such term in Section 9.12.
"Intercompany Payment Conditions" means, at any applicable time of determination with respect to a specified transaction, event, or payment, that (a) no Default or Event of Default then exists or would arise as a result of entering into of such transaction, the occurrence of such event, or the making of such payment, and (b) after giving effect to such transaction, event, or payment as if it occurred on the first day of the Pro Forma Period, the sum of Availability plus Qualified Cash, on a pro forma basis, is greater than $15,000,000 at all times during the Pro Forma Period.
"Interest Election Request" means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.08.
"Interest Expense" means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated for the Loan Parties (excluding (i) Subsidiaries that are not Loan Parties and (ii) Biotie US or any Subsidiary of Biotie Therapies, in each case if it is a Loan Party, but only if no other Loan Party has made, after April 18, 2016, any investments in the Equity Interests of, loans or advances to, guarantees of any Indebtedness of or other investments (other than guarantees of obligations not constituting Indebtedness, so long as no payment is made in respect of any such guarantee) or interests in, Biotie US or Biotie Therapies or any of its Subsidiaries (other than the investment in the form of the Biotie Therapies Acquisition and the Biotie Convertible Loan Repayment Investment); it being understood that, if Biotie US or any Subsidiary of Biotie Therapies is included in the determination of Interest Expense as set forth in this clause (ii), then the Interest Expense of Biotie US or any Subsidiary of Biotie Therapies, as applicable, shall be included for all applicable periods (and, for certainty, such Interest Expense shall not be pro-rated or adjusted for any periods)), on a consolidated basis for such Loan Parties in accordance with GAAP.
"Interest Payment Date" means (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day of each calendar month and the Maturity Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period) and the Maturity Date.
"Interest Period" means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
"Interpolated Rate" means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
"Inventory" has the meaning assigned to such term in the Security Agreement.
"IRS" means the United States Internal Revenue Service.
"Issuing Bank" means, individually and collectively, each of JPMCB, in its capacity as the issuer of Letters of Credit hereunder, and any other Revolving Lender from time to time designated by the Borrower Representative as an Issuing Bank, with the consent of such Revolving Lender and the Administrative Agent, and their respective successors in such capacity as provided in Section 2.06(i).  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate  (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit) . At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

"Issuing Bank Sublimit" means, as of the Effective Date, (i) $5,000,000, in the case of JPMCB and (ii) such amount as shall be designated to the Administrative Agent and the Borrower Representative in writing by an Issuing Bank; provided that any Issuing Bank shall be permitted at any time to increase or reduce its Issuing Bank Sublimit upon providing five (5) days' prior written notice thereof to the Administrative Agent and the Borrower Representative.
"Joinder Agreement" means a Joinder Agreement in substantially the form of Exhibit E.
"JPMCB" means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
"LC Collateral Account" has the meaning assigned to such term in Section 2.06(j).
"LC Disbursement" means any payment made by an Issuing Bank pursuant to a Letter of Credit.
"LC Exposure" means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.
"Lenders" means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender and the Issuing Bank.
"Letters of Credit" means the letters of credit issued pursuant to this Agreement, and the term "Letter of Credit" means any one of them or each of them singularly, as the context may require.
"LIBO Rate" means, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any ABR Borrowing, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an "Impacted Interest Period"), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided further, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  Notwithstanding the above, to the extent that "LIBO Rate" or "Adjusted LIBO Rate" is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.
"LIBO Screen Rate" means, for any day and time, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any ABR Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion), provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
 "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
"Loan Documents" means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, any Obligation Guaranty, any intercreditor agreement and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements, letter of credit applications and any agreements between the Borrower Representative and the Issuing Bank regarding the Issuing Bank's Issuing Bank Sublimit or the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
"Loan Guarantor" means each Loan Party.
"Loan Guaranty" means Article X of this Agreement.
"Loan Parties" means, collectively, the Borrowers, the Borrowers' Domestic Subsidiaries (other than FSHCOs) and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns, and the term "Loan Party" shall mean any one of them or all of them individually, as the context may require.
"Loans" means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.
"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any material obligations under the Loan Documents, (c) the Collateral, or the Administrative Agent's Liens (on behalf of itself and other Secured Parties) on the Collateral or the priority of such Liens, or (d) the material rights of or material benefits available to the Administrative Agent, the Issuing Bank or the Lenders under any of the Loan Documents.
"Material Contract" means, with respect to any Loan Party or any Subsidiary of a Loan Party, (i) the Biotie Combination Agreement, (ii) any material contract, agreement or license (including any intellectual property license or distribution agreement relating to Inventory) relating to any asset or property included in the determination of the Borrowing Base in excess of the lesser of (x) 5% of the Borrowing Base or (y) $2.5 million, (iii) any indenture, document or agreement relating to or evidencing Material Indebtedness or any Permitted Royalty Transaction, (iv) any material contracts and agreements with the Persons and their respective affiliates set forth on Schedule 1.01(a) or any other Person (and its respective affiliates) that is or becomes a top 20 customer of the Borrowers and (v) each other contract, agreement or instrument included as an exhibit to the Company's most recently filed Form 10-K with the SEC and any Form 10-Qs or Form 8-Ks filed with the SEC after such Form 10-K was filed.

"Material Indebtedness" means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $5,000,000.  For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
"Material Subsidiary" means, at any time, each Subsidiary (other than any Subsidiary of a Loan Party both (a) owning assets having a book value of less than 2.5% of consolidated total assets (on a consolidated basis in conformity with GAAP) of the Company and its Subsidiaries, taken as a whole and (b) having total revenue (calculated solely for such Subsidiary) constituting less than 2.5% of consolidated total revenues for the period of four fiscal quarters most recently ended, of the Company and its Subsidiaries, taken as a whole; provided that (x) the aggregate book value of the assets of all Subsidiaries excluded from "Material Subsidiaries" as a result of this parenthetical at any time shall not exceed 5.0% of consolidated total assets and (y) the aggregate amount of total revenue (calculated solely for such Subsidiaries) of all Subsidiaries excluded from "Material Subsidiaries" as a result of this parenthetical at any time shall not exceed 5.0% of consolidated total revenues of the Company and its Subsidiaries).
 "Maturity Date" means the earliest to occur of (i) June 1, 2019, (ii) the Springing Maturity Date, or (iii) any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next Business Day.
"Maximum Rate" has the meaning assigned to such term in Section 9.17.
"M&E Amortization" means, with respect to any Eligible Equipment of the Borrowers included in the determination of the M&E Component, an aggregate amount not less than zero but otherwise equal to (a) 1/7th of the original value of such Equipment included in the determination of the M&E Component based on the most recent field exam and appraisal of such Equipment multiplied by (b) the number of years (i.e., consecutive twelve-month periods) elapsed since the last field exam and appraisal of such Equipment received by the Administrative Agent, in form and substance acceptable to the Administrative Agent and performed by an appraiser acceptable to the Administrative Agent.  It is understood and agreed that, for the avoidance of any doubt, upon receipt of a satisfactory field exam and appraisal setting forth, as applicable, the Net Orderly Liquidation Value, with respect to any Equipment in accordance with the requirements of this Agreement, any prior M&E Amortization attributable to such Equipment that is the subject of such appraisal shall be reset to zero (-0-) and be calculated, for any subsequent periods, in accordance with the formula set forth in the first sentence of this definition.
"M&E Component" means, at the time of any determination, (a) prior to the M&E Inclusion Date, an amount equal to zero ($0) and (b) on or after the M&E Inclusion Date, an amount equal to the lesser of (x) the result of (i) 85% of the Net Orderly Liquidation Value of the Borrowers' Eligible Equipment minus (ii) the sum of (1) Reserves established by the Administrative Agent in its Permitted Discretion and (2) the aggregate amount of M&E Amortization attributable to Eligible Equipment included in the determination of clause (x)(i) and (y) 7,500,000.
"M&E Inclusion Date" shall mean the date that the Administrative Agent receives a certificate from the Borrowers, in form and substance, and with supporting information, reasonably satisfactory to the Administrative Agent, certifying that the aggregate of unrestricted cash on hand of the Borrowers and Availability, on a pro forma basis after giving effect to the Biotie Therapies Acquisition and all payments to be made in connection therewith, is equal to or greater than $125,000,000, and attaching information supporting such certification.
"Moody's" means Moody's Investors Service, Inc.
"Mortgage" means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.
"MS Research & Development" means MS Research & Development Corporation, a Delaware corporation.
"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
"Net Income" means, for any period, the net income (or loss) of the Loan Parties (excluding (i) Subsidiaries that are not Loan Parties and (ii) Biotie US or any Subsidiary of Biotie Therapies, in each case if it is a Loan Party, but only if no other Loan Party has made, after April 18, 2016, any investments in the Equity Interests of, loans or advances to, guarantees of any Indebtedness of or other investments (other than guarantees of obligations not constituting Indebtedness, so long as no payment is made in respect of any such guarantee) or interests in, Biotie US or Biotie Therapies or any of its Subsidiaries (other than the investment in the form of the Biotie Therapies Acquisition and the Biotie Convertible Loan Repayment Investment); it being understood that, if Biotie US or any Subsidiary of Biotie Therapies is included in the determination of Net Income as set forth in this clause (ii), then the Net Income of Biotie US or such Subsidiary of Biotie Therapies, as applicable, shall be included for all applicable periods (and, for certainty, such Net Income shall not be pro-rated or adjusted for any periods)), determined on a consolidated basis for such Loan Parties in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Loan Party or is merged into or with a Loan Party, (b) the income (or deficit) of any Person in which any Loan Party has an ownership interest, except to the extent that any such income is actually received by such Loan Party in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
"Net Orderly Liquidation Value" means, with respect to Inventory or Equipment of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent in its Permitted Discretion by an appraiser acceptable to the Administrative Agent in its Permitted Discretion, net of all costs of liquidation thereof.
"Net Proceeds" means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower Representative).
"Neuronex" has the meaning specified in the preamble hereto.
"Non-Consenting Lender" has the meaning assigned to such term in Section 9.02(d).
"Non-Recourse Debt" means Indebtedness as to which (a) neither the Company nor any of its Subsidiaries (other than any Royalty Transaction Subsidiary) (i) provides credit support of any kind (other than unsecured undertakings in respect of representations and warranties and covenants in connection with the Royalty Transaction that are usual and customary in Royalty Transactions of that kind) or collateral security to secure such Indebtedness, (ii) is directly or indirectly liable as an obligor, guarantor or otherwise, or (iii) constitutes the lender or counterparty thereto, (b) no default with respect to such Indebtedness (including any rights that the holders of the Indebtedness may have to take enforcement action against a Royalty Transaction Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Secured Obligations) of the Company or its Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity date; and (c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Subsidiaries (other than the applicable Royalty Transaction Subsidiary).
"NYFRB" means the Federal Reserve Bank of New York.
"NYFRB Rate" means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Banking Day, for the immediately preceding Banking Day); provided that if none of such rates are published for any day that is a Business Day, the term "NYFRB Rate" means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
"Obligated Party" has the meaning assigned to such term in Section 10.02.
"Obligation Guaranty" means any Guarantee of all or any portion of the Secured Obligations executed and delivered to the Administrative Agent for the benefit of the Secured Parties by a guarantor who is not a Loan Party.
"Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury.
"Off-Balance Sheet Liability" of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called "synthetic lease" transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).
"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).
"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
"Overadvance" has the meaning assigned to such term in Section 2.05(b).
"Overnight Bank Funding Rate" means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
"Parent" means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

"Participant" has the meaning assigned to such term in Section 9.04(c).
"Participant Register" has the meaning assigned to such term in Section 9.04(c).
"Payment Conditions" means, at any applicable time of determination with respect to a specified transaction, event, or payment, that (a) no Default or Event of Default then exists or would arise as a result of the entering into of such transaction, the occurrence of such event, or the making of such payment, and (b) after giving effect to the such transaction, event, or payment as if it occurred on the first day of the Pro Forma Period, the sum of Availability plus Qualified Cash, on a pro forma basis, is greater than $20,000,000 at all times during the Pro Forma Period.
 "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
"Permitted Acquisition" means (a) the Biotie Therapies Acquisition; provided that (i) no Default or Event of Default exists or would arise as a result of such acquisition or the consummation thereof, (ii) the acquisition is permitted by applicable law, and (iii) after giving effect to the acquisition, as if it occurred on the first day of the Pro Forma Period, Availability (on pro forma basis after giving effect to such acquisition) is greater than $25,000,000 at all times during the Pro Forma Period and (b) any other Acquisition by any Loan Party in a transaction that satisfies each of the following requirements:
(a) such Acquisition is not a hostile or contested acquisition;
(b) the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Effective Date and any business activities that are substantially similar, related, or incidental thereto;
(c) both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Lenders have been notified in writing by the Loan Parties that any representation or warranty is not correct and the Lenders have explicitly waived in writing compliance with such representation or warranty) and no Default exists, will exist, or would result therefrom;
(d) as soon as available, but not less than thirty (30) days (or such shorter period as the Administrative Agent may agree) prior to such Acquisition, the Borrower Representative has provided the Administrative Agent (i) notice of such Acquisition and (ii) a copy of all business and financial information reasonably requested by the Administrative Agent including pro forma financial statements, statements of cash flow, and Availability projections, to the extent that same are prepared in connection with such acquisition;
 (e) if the Accounts and Inventory acquired in connection with such Acquisition are proposed to be included in the determination of the Borrowing Base, the Administrative Agent shall have conducted an audit and field examination of such Accounts and Inventory, the results of which shall be satisfactory to the Administrative Agent;
(f) if such Acquisition is an acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person shall become (x) a Subsidiary of a Borrower and (y) a Loan Party to the extent required by Section 5.14;
(g) if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;
(h) if such Acquisition involves a merger or a consolidation involving a Borrower or any other Loan Party, such Borrower or such Loan Party, as applicable, shall be the surviving entity, or the surviving entity shall become a Loan Party upon the closing of the Acquisition;
(i) no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected to have a Material Adverse Effect;
(j) in connection with an Acquisition of the Equity Interests of any Person, all Liens on property of such Person shall be terminated unless such Liens are permitted under Section 6.02(e);

(k) both before and immediately after giving effect to such Acquisition, either (i) both (x) the Payment Conditions are satisfied and (y) the Fixed Charge Coverage Ratio, computed on a pro forma basis after giving effect to the proposed action, for the period of four consecutive fiscal quarters ending on the most recent fiscal quarter of the Borrowers for which financial statements have been delivered pursuant to Section 5.01, shall be greater than 1.10 to 1.00 or (ii) the Permitted Acquisition Payment Conditions are satisfied;
(l) all actions required to be taken with respect to any newly acquired or formed Subsidiary of a Borrower or a Loan Party, as applicable, required under Section 5.14 shall have been taken; and
(m) the Borrower Representative shall have delivered to the Administrative Agent the final executed material documentation relating to such Acquisition promptly, upon the request therefor from the Administrative Agent, following the consummation of such Acquisition.
Notwithstanding the foregoing, it is agreed and understood that the Accounts, Inventory and Equipment acquired in connection with a Permitted Acquisition shall not be included in the determination of the Borrowing Base until the Administrative Agent shall have conducted an appraisal and field examination of such Accounts, Inventory and Equipment, the results of which shall be satisfactory to the Administrative Agent in its Permitted Discretion.
"Permitted Acquisition Payment Conditions" means, at any applicable time of determination with respect to a specified transaction, event, or payment, that (a) no Default or Event of Default then exists or would arise as a result of the entering into of such transaction, the occurrence of such event, or the making of such payment, and (b) after giving effect to the such transaction, event, or payment as if it occurred on the first day of the Pro Forma Period, the sum of Availability plus Qualified Cash, on a pro forma basis, is greater than $30,000,000 at all times during the Pro Forma Period.
"Permitted Convertible Notes" means the Company's 1.75% Unsecured Convertible Senior Notes due 2021 issued pursuant to the Permitted Notes Indenture in an aggregate principal amount equal to $345,000,000.
"Permitted Notes Indenture" means that certain (i) Indenture, dated as of June 23, 2014, and (ii) First Supplemental Indenture, dated as of June 23, 2014, each between the Company and Wilmington Trust, National Association, as trustee, as amended or supplemented from time to time.
"Permitted Discretion" means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
"Permitted Encumbrances" means:
(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlord's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;
(c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and
(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Subsidiary;
provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness, except with respect to clause (e) above.
"Permitted Investments" means:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof;
(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;
(c) investments in certificates of deposit, bankers' acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000; and
(f) solely with respect to Foreign Subsidiaries, investments of the type and maturity described in clauses (a) through (e) of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies (and with respect to clause (f), are not required to comply with Rule 2a-7); and
(g) other investments permitted by the Company's investment policy that was delivered to the Administrative Agent prior to the Effective Date, as amended from time to time, provided that the Company delivers any such amendments after the Effective Date to the Administrative Agent, which investment policy (as amended) shall be reasonably satisfactory to the Administrative Agent.

"Permitted Product Development and Commercialization Activities" means, with respect to any product or service in respect of any Drug or Drug Product Candidate, any combination of research, development, manufacture, import, use, sale, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other research, development or commercialization activities, and receipt of payment in respect of the foregoing.
"Permitted Product Development and Commercialization Agreements" means agreements entered into in connection with Permitted Product Development and Commercialization Activities, including where such agreements may provide for exclusive or non-exclusive transfers, leases and licenses to patents, trademarks, copyrights, other intellectual property and other related rights (other than assets included in the determination of the Borrowing Base or Equity Interests in Subsidiaries of the Company).
"Permitted Royalty Transaction Assets" means assets and property constituting intellectual property rights and related royalty payment and related rights that are subject to a Permitted Royalty Transaction.
"Permitted Royalty Transaction Liens" means Liens (a) solely on Permitted Royalty Transaction Assets owned by a Royalty Transaction Subsidiary securing the Non-Recourse Debt of such Royalty Transaction Subsidiary in connection with a Permitted Royalty Transaction and (b) solely on the Equity Interests of a Royalty Transaction Subsidiary securing the Non-Recourse Debt of such Royalty Transaction Subsidiary in connection with a Permitted Royalty Transaction; provided that there is no recourse (whether as an obligor, guarantor or otherwise) to, or other credit support provided by, the Company or any other Subsidiary (other than unsecured undertakings in respect of representations and warranties and covenants in connection with the Royalty Transaction that are usual and customary in Royalty Transactions of that kind).
 "Permitted Royalty Transaction" means any royalty monetization transaction with respect to licenses or sublicenses of the intellectual property of the Company or any Subsidiary, including but not limited to sales of royalty streams, royalty bonds and other royalty financings, synthetic royalty and revenue interest transactions.
"Royalty Transaction Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Royalty Transaction Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:
(a)	has no Indebtedness other than Non−Recourse Debt;
(b)	has no assets other than Permitted Royalty Transaction Assets subject of a Royalty Transaction and is not engaged in any activities other than those related or incidental to a Royalty Transaction;
(c)	is a Person with respect to which neither the Company nor any of its Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and
(d)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Subsidiaries.
"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.
"Platform" means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
"Prepayment Event" means:
(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party included in the determination of the Borrowing Base, other than dispositions described in Section 6.05(a); or
(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party included in the determination of the Borrowing Base.
"Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal offices in New York City.  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
 "Pro Forma Period" means the period commencing forty-five (45) days prior to the date an event is proposed by the Company to occur (and, for certainty, includes the date of such event).
"Projections" has the meaning assigned to such term in Section 5.01(f).
"Protective Advance" has the meaning assigned to such term in Section 2.04(a).
"Public-Sider" means a Lender whose representatives may trade in securities of the Company or its controlling Person or any of its Subsidiaries while in possession of the financial statements provided by the Company under the terms of this Agreement.
"Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Loan Parties that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Deposit Account Control Agreement or a Securities Account Control Agreement, as applicable, and is maintained by a branch office of a bank or securities intermediary located within the United States.
"Qualified ECP Guarantor" means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
"Recipient" means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).
"Refinance Indebtedness" has the meaning assigned to such term in Section 6.01(f).

"Register" has the meaning assigned to such term in Section 9.04(b).
"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person's Affiliates.
"Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any substance into the environment.
"Report" means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
"Reporting Trigger Period" means each period (a) commencing on any day that Availability is less than an amount equal to $10,000,000, and (b) continuing until Availability has been greater than or equal to an amount equal to $10,000,000 at all times for sixty (60) consecutive calendar days.
"Required Lenders" means, at any time, Lenders (other than Defaulting Lenders) having Credit Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and unused Commitments at such time.
"Requirement of Law" means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws and FDA regulations), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
"Reserves" means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, subject to the Administrative Agent's Permitted Discretion, an availability reserve, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, volatility reserves, reserves for rent at locations leased by any Loan Party and for consignee's, warehousemen's and bailee's charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Agreement Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation, reserves for taxes, fees, assessments, and other governmental charges and reserves for accrued and unpaid royalty payments owing by the Borrowers and obligations and liabilities of the Borrowers to make royalty payments upon the sale or other disposition of Inventory included at such time in the determination of the Borrowing Base) with respect to the Collateral or any Loan Party; provided that the Administrative Agent may not implement any new Reserves or increase the amount of any existing Reserves after the Effective Date without providing five (5) Business Days' notice to the Borrower Representative prior to its implementation of such new Reserves or its increase in the amount of existing Reserves; provided however, that no such prior notice shall be required for changes to the amount of any existing Reserves resulting solely by virtue of mathematical calculations of the amount of such Reserves in accordance with the methodology of calculation previously utilized.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.
"Revolving Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender's Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender's Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.
"Revolving Exposure" means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender's Revolving Loans, its LC Exposure and its Swingline Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time, plus an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances outstanding at such time.
"Revolving Lender" means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
"Revolving Loan" means a Loan made pursuant to Section 2.01.
 "S&P" means Standard & Poor's Ratings Services, a Standard & Poor's Financial Services LLC business.
"Sale and Leaseback Transaction" has the meaning assigned to such term in Section 6.06.
"Sanctioned Country" means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (including, without limitation, at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, Her Majesty's Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
"Sanctions" means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty's Treasury of the United Kingdom or other relevant sanctions authority.
"SEC" means the Securities and Exchange Commission of the U.S.

"Secured Obligations" means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Agreement Obligations owing to one or more Lenders or their respective Affiliates; provided, however, that the definition of "Secured Obligations" shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.
"Secured Parties" means (a) the Administrative Agent, (b) the Lenders, (c) each Issuing Bank, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.
"Security Agreement" means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.
"Settlement" has the meaning assigned to such term in Section 2.05(d).
"Settlement Date" has the meaning assigned to such term in Section 2.05(d).
"Specified Asset Collateral" means (a) the U.S. rights relating to CVT-301 and (b) the U.S. rights relating to the ARCUS technology.
"Specified Assets Dispositions" means the sale, transfer, lease, license or other disposition (in a single transaction or series of transactions) of (a) all or substantially all of (i) the U.S. rights relating to CVT-301, (ii) the U.S.  rights relating to the ARCUS technology, or (iii) the U.S. rights relating to Ampyra, (b) a majority of the Equity Interests of any Subsidiary holding any of the foregoing and (c) any combination of either (x) assets included in the determination of the Borrowing Base or (y) any sale, transfer, license or disposition assets that would result in any asset included in the determination of the Borrowing Base to be ineligible for inclusion in the Borrowing Base, which in the aggregate would be in excess of the lesser of (x) 5% of the Borrowing Base or (y) $2.5 million.
"Springing Maturity Date" shall mean the earlier to occur of (i) the date upon which a final judicial decision by a U.S. federal district court is issued (which may be subject to appeal with a higher court) finding either (A) that all of the Ampyra drug product patents listed in the Orange Book are declared invalid or (B) a generic equivalent to the Ampyra drug product does not infringe on any of the applicable Ampyra drug product patents listed in the Orange Book or (ii) the domestic sale of a generic equivalent to the Ampyra drug product has been launched and the Administrative Agent has determined in its reasonable judgment that such launch is lawfully permitted without violation of the Borrowers' intellectual property rights.
"Standby LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all standby Letters of Credit outstanding at such time plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The Standby LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Standby LC Exposure at such time.

"Success or Progress Based Milestones" means milestones, earn-outs and similar payments required to be made as a result of the satisfaction of sales, product development, regulatory approval and other similar progress or success based targets (and not simply the passage of time).
"Statements" has the meaning assigned to such term in Section 2.18(g).
"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
"Subordinated Indebtedness" of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the reasonable satisfaction of the Administrative Agent.
"subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
"Subsidiary" means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.
"Swap Agreement" means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.
"Swap Agreement Obligations" means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

"Swap Obligation" means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
"Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
"Swingline Lender" means JPMCB, in its capacity as lender of Swingline Loans hereunder.  Any consent required of the Administrative Agent or the Issuing Bank shall be deemed to be required of the Swingline Lender and any consent given by JPMCB in its capacity as Administrative Agent or Issuing Bank shall be deemed given by JPMCB in its capacity as Swingline Lender.
"Swingline Loan" has the meaning assigned to such term in Section 2.05(a).
"Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Transactions" means the execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
"Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
"UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
"Unfinanced Capital Expenditures" means, for any period, Capital Expenditures made during such period which are not financed from the proceeds of any Indebtedness (other than the Revolving Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures).
"Unliquidated Obligations" means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
"U.S." means the United States of America.
"U.S. Person" means a "United States person" within the meaning of Section 7701(a)(30) of the Code.
"U.S. Tax Compliance Certificate" has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

"USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02          Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan").  Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").
SECTION 1.03          Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "law" shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities.  The word "will" shall be construed to have the same meaning and effect as the word "shall".  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person's successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase "at any time" or "for any period" shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  All references to "knowledge" of any Loan Party means the actual knowledge of any officer of such Loan Party.
SECTION 1.04 Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such  change  in GAAP or in the application thereof  (or if the Administrative Agent notifies the

Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at "fair value", as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) without giving effect to the adoption by the Company of ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015.
SECTION 1.05 Reserved.
SECTION 1.06 Status of Obligations.  In the event that any Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, such Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.  Without limiting the foregoing, the Secured Obligations are hereby designated as "senior indebtedness" and as "designated senior indebtedness" and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.
ARTICLE II

The Credits
SECTION 2.01 Commitments.  Subject to the terms and conditions set forth herein, each Lender severally (and not jointly) agrees to make Revolving Loans in dollars to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender's Revolving Exposure exceeding such Lender's Revolving Commitment or (ii) the Aggregate Revolving Exposure exceeding the lesser of (x) the Aggregate Revolving Commitment and (y) the Borrowing Base, subject to the Administrative Agent's authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Sections 2.04 and 2.05.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02 Loans and Borrowings.  (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.  Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05.
(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.08. Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than   $1,000,000.   At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.
(d) Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03 Requests for Borrowings.  To request a Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower Representative or by telephone or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, not later than (a) in the case of a Eurodollar Borrowing, 11:00 a.m., New York time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, 1:00 p.m., New York time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York time, on the date of such proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile or a communication through Electronic System to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i) the name of the applicable Borrower(s);

(ii) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;
(iii) the date of such Borrowing, which shall be a Business Day;
(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period."
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month's duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.
SECTION 2.04 Protective Advances.  (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent's sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as "Protective Advances"); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed $3,000,000; provided further that, the Aggregate Revolving Exposure after giving effect to the Protective Advances being made shall not exceed the Aggregate Revolving Commitment.  Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied.  The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder.  All Protective Advances shall be ABR Borrowings.  The Administrative Agent's authorization to make Protective Advances may be revoked at any time by the Required Lenders.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent's receipt thereof.  At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance.  At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).
(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage.  From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender's Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.05 Swingline Loans and Overadvances.
(a) The Administrative Agent, the Swingline Lender and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests an ABR Borrowing, the Swingline Lender may elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the Revolving Lenders and in the amount requested, same day funds to the Borrowers, on the date of the applicable Borrowing to the Funding Account(s) (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a "Swingline Loan"), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d).  Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Revolving Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account.  In addition, the Borrowers hereby authorize the Swingline Lender to, and the Swingline Lender may, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 1:00 p.m., New York time, on each Business Day, make available to the Borrowers by means of a credit to the Funding Account(s), the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that Business Day; provided that, if on any Business Day there is insufficient borrowing capacity to permit the Swingline Lender to make available to the Borrowers a Swingline Loan in the amount necessary to pay all items to be so drawn on any such Controlled Disbursement Account on such Business Day, then the Borrowers shall be deemed to have requested an ABR Borrowing pursuant to Section 2.03 in the amount of such deficiency to be made on such Business Day. The aggregate amount of Swingline Loans outstanding shall not exceed $0.00 at any time there is one (1) Lender hereunder, provided that at any time there is more than one (1) Lender hereunder, the aggregate amount of Swingline Loans shall not exceed $5,000,000.  The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Availability (before or after giving effect to such Swingline Loan).  All Swingline Loans shall be ABR Borrowings.
(b) Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loans to the Borrowers, on behalf of the Revolving Lenders, in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as "Overadvances"); provided that, no Overadvance shall result in a Default due to any such request by the Borrower Representative or Borrowers' failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance.  In addition, Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied.  All Overadvances shall constitute ABR Borrowings.  The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed $3,000,000 at any time, no Overadvance may remain outstanding for more than thirty days and no Overadvance shall cause any Revolving Lender's Revolving Exposure to exceed its Revolving Commitment; provided that, the Required Lenders may at any time revoke the Administrative Agent's authorization to make Overadvances.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent's receipt thereof.
(c) Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Revolving Commitment.    The Swingline Lender or the Administrative Agent may, at any time, require the Revolving Lenders to fund their participations.  From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender's Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swingline Loan or Overadvance.
(d) The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a "Settlement") with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon New York time on the date of such requested Settlement (the "Settlement Date").  Each Revolving Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Revolving Lender's Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., New York time, on such Settlement Date.  Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied.  Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender's Swingline Loans and, together with Swingline Lender's Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively.  If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover from such  Lender on demand such amount, together with interest thereon, as specified in Section 2.07.
SECTION 2.06 Letters of Credit.  (a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for its own account or for the account of another Borrower denominated in dollars as the applicant thereof for the support of its or its Subsidiaries' obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary's obligations as provided in the first sentence of this paragraph, such Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (such Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.
(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver by hand or facsimile (or transmit through Electronic Systems, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (prior to 10:00 am, New York time, at least three (3) Business Days (or such shorter period acceptable to the Issuing Bank) prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $5,000,000, (ii) no Revolving Lender's Revolving Exposure shall exceed its Revolving Commitment and (iii) the Aggregate Revolving Exposure shall not exceed the lesser of the Aggregate Revolving Commitment and the Borrowing Base.  Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank's Issuing Bank Sublimit.  Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Borrower may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Sublimit in effect at the time of such request, and each Issuing Bank agrees to consider any such request in good faith.  Any Letter of Credit so issued by an Issuing Bank in excess of its individual Issuing Bank Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of the Credit Agreement, and shall not affect the Issuing Bank Sublimit of any other Issuing Bank, subject to the limitations on the aggregate LC Exposure set forth in clause (i) of this Section 2.06(b).
(c) Expiration Date.  Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e) Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (i) not later than 11:00 a.m., New York time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 9:00 a.m., New York time, on such date, or, (ii) if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 11:00 a.m., New York time, on (A) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 9:00 a.m., New York time, on the day of receipt, or (B) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers' obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan.  If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender's Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.
(f) Obligations Absolute.  The Borrowers' joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers' obligations hereunder.  None of the Administrative Agent, the Revolving Lenders, the Issuing Bank or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g) Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
(h) Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans and such interest shall be payable on the date when such reimbursement is due; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i) Replacement of the Issuing Bank.  (i)  The Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(ii) Subject to the appointment and acceptance of a successor Issuing Bank, the Issuing Bank may resign as an Issuing Bank at any time upon thirty days' prior written notice to the Administrative Agent, the Borrower Representative and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i) above.
(j) Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives written notice from the Administrative Agent or the Required  Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the "LC Collateral Account"), an amount in cash equal to 105% of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account and all money or other assets on deposit therein or credited thereto.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers' risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account.  Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations.  If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Administrative Agent.
(k) Issuing Bank Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank (other than JPMCB) shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements,

(ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
(l) LC Exposure Determination.  For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.
SECTION 2.07 Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 1:00 p.m., New York time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender's Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.05.  The Administrative Agent will make such Loans available to the Borrower Representative by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to the Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.
(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.
SECTION 2.08 Interest Elections.  (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.
(b) To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, Electronic System or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.
(c) Each telephonic and written Interest Election Request (including requests submitted through Electronic System) shall specify the following information in compliance with Section 2.02:
(i) the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month's duration.
(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.
(e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.09 Termination and Reduction of Commitments.  (a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(b) The Borrowers may at any time terminate the Revolving Commitments upon (i) the payment in full of all outstanding Revolving Loans, together with accrued and unpaid interest thereon and on any LC Exposure, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back-up standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank) in an amount equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations, together with accrued and unpaid interest thereon.
(c) The Borrowers may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000, (ii) Borrowers shall not reduce the Revolving Commitments to less than $15,000,000 and (iii) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Aggregate Revolving Exposure would exceed the lesser of the Aggregate Revolving Commitment  and the Borrowing Base.
(d) The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days (or such shorter period acceptable to the Administrative Agent in its sole discretion) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities or other contingencies, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition or other contingency is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
SECTION 2.10 Repayment of Loans; Evidence of Debt.  (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Revolving Loan shall be applied by the Administrative Agent to repay any Swingline Loans outstanding, and (iv) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earliest of the Maturity Date, the 30th day after such Overadvance is made and demand by the Administrative Agent.
(b) At all times that full cash dominion is in effect pursuant to Section 7.3 of the Security Agreement, on each Business Day, the Administrative Agent shall apply all funds credited to the Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure.  Notwithstanding the foregoing, to the extent any funds credited to the Collection Account constitute Net Proceeds, the application of such Net Proceeds shall be subject to Section 2.11(c).

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.
(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
(f) Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.
SECTION 2.11 Prepayment of Loans.  (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section and, if applicable, payment of any break funding expenses under Section 2.16.
(b) Except for Overadvances permitted under Section 2.05, in the event and on such occasion that the Aggregate Revolving Exposure exceeds the lesser of (A) the Aggregate Revolving Commitment and (B) the Borrowing Base, the Borrowers shall prepay the Revolving Loans, LC Exposure and/or Swingline Loans or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate amount equal to such excess.  In addition, except for Overadvances permitted under Section 2.05, in the event and on such occasion that the Revolving Exposure of a Borrower exceeds the lesser of (A) the Revolving Commitment and (B) the Borrowing Base of such Borrower, such Borrower shall prepay the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess.
(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Borrowers shall, immediately after such Net Proceeds are received by such Loan Party, prepay the Obligations and cash collateralize the LC Exposure as set forth in Section 2.11(e) below in an aggregate amount equal to 100% of such Net Proceeds, provided that, in the case of any event described in clause (a) or (b) of the definition of the term "Prepayment Event", if the Borrower Representative shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Loan Parties, and certifying that no Default has occurred and is continuing, then either (i) so long as full cash dominion is not in effect, no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate or (ii) if full cash dominion is in effect, then, if the Net Proceeds specified in such certificate are to be applied to acquire, replace or rebuild such assets by (A) the Borrowers, such Net Proceeds shall be applied by the Administrative Agent to reduce the outstanding principal balance of the Revolving Loans (without a permanent reduction of the Revolving Commitment) and upon such application, the Administrative Agent shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied and (B) any Loan Party that is not a Borrower, such Net Proceeds shall be deposited in a cash collateral account, and in the case of either (A) or (B), thereafter, such funds shall be made available to the applicable Loan Party as follows:
(1) the Borrower Representative shall request a Revolving Borrowing (specifying that the request is to use Net Proceeds pursuant to this Section) or the applicable Loan Party shall request a release from the cash collateral account be made in the amount needed;
(2) so long as the conditions set forth in Section 4.02 have been met, the Revolving Lenders shall make such Revolving Borrowing or the Administrative Agent shall release funds from the cash collateral account; and
(3) the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Borrowing;
provided that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 180‑day period, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so applied; provided, further that the Borrowers shall not be permitted to make elections to use Net Proceeds to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) with respect to Net Proceeds in any fiscal year in an aggregate amount in excess of $1,000,000.
(d) All such amounts pursuant to Section 2.11(c) shall be applied, first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitments and to cash collateralize outstanding LC Exposure.
(e) The Borrower Representative shall notify the Administrative  Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, of any prepayment hereunder not later than 11:00 a.m., New York time, (A) in the case of prepayment of a Eurodollar Revolving Borrowing, three (3) Business Days before the date of prepayment, or (B) in the case of prepayment of an ABR Borrowing, one (1) Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.   Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

SECTION 2.12 Fees.  (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate.  Accrued commitment fees shall be payable in arrears on the first Business Day of each calendar month and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first Business Day of each calendar month following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after written demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.
(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.
SECTION 2.13 Interest.  (a) The Loans comprising ABR Borrowings (including Swingline Loans) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c) Each Protective Advance and each Overadvance shall bear interest at the Alternate Base Rate plus the Applicable Rate for Revolving Loans plus 2%.

(d) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of "each Lender affected thereby" for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.
(e) Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on written demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year)], and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.14 Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining, (including, without limitation, by means of an Interpolated Rate) the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans  included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders through the Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
SECTION 2.15 Increased Costs.  (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;
(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.
(c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such

Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16 Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19 or 9.02(d), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 2.17 Withholding of Taxes; Gross-Up.  (a) Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b) Payment of Other Taxes by the Borrowers.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c) Evidence of Payment.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that the Loan Parties shall not be required to indemnify a Recipient with respect to any such Taxes incurred 180 days or more prior to the delivery to the Loan Parties of the certificate described in the following sentence, provided, further that (i) such 180-day period shall not commence until such time as the Recipient has received written notice from a Governmental Authority that such Tax is or was due, and (ii) if the event giving rise to the occurrence of such Tax has retroactive effect, such period shall be extended to include such retroactive period.  A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e) Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f) Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:
(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(2)  in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the Beneficial Owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and
(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.
(g) Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes (or credit in lieu thereof) as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund or credit (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h) Survival.  Each party's obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i) Defined Terms.  For purposes of this Section 2.17, the term "Lender" includes any Issuing Bank and the term "applicable law" includes FATCA.
SECTION 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs.  (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or

2.17, or otherwise) prior to 2:00 p.m., New York time, on the date when due, in immediately available funds, without set‑off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, Floor L2, Chicago, Illinois, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.
(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account when full cash dominion is in effect (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements and to pay any amounts owing with respect to Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, for which Reserves have been established ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services Obligations and Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, and to the extent not paid pursuant to clause sixth above, and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers.  Notwithstanding the foregoing amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
(c) If the Borrowers fail to make payment of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and any other sums payable under the Loan Documents required to be made by them hereunder in accordance with Section 2.18(a), at the election of the Administrative

Agent, any such payment may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent.  The Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, 2.04 or 2.05, as applicable (provided that the Borrowers shall not be deemed to have made the representations and warranties under Section 4.02(a) in connection with any such Borrowing made by the Administrative Agent under this clause (i)), and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with, or subject to the control of, the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.
(d) If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(e) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder.  Application of amounts pursuant to (i) and (ii) above shall be made in any order determined by the Administrative Agent in its discretion.
(g) The Administrative Agent may from time to time provide the Borrowers with account statements or invoices with respect to any of the Secured Obligations (the "Statements").  The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrowers' convenience.  Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations.  If the Borrowers pay the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrowers shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent's or the Lenders' right to receive payment in full at another time.
SECTION 2.19 Mitigation Obligations; Replacement of Lenders.
(a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
SECTION 2.20   Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;
(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower Representative shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender's Revolving Exposure to exceed its Revolving Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank, the Borrowers' obligations corresponding to such Defaulting Lender's LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender's LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender's LC Exposure during the period such Defaulting Lender's LC Exposure is cash collateralized;
(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders' Applicable Percentages; and
(v) if all or any portion of such Defaulting Lender's LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender's LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender's then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c), and Swingline Exposure related to any such newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event or a Bail-In Action with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, reasonably satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk  to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender's Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
SECTION 2.21 Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender.  The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds.  The provisions of this Section 2.21 shall survive the termination of this Agreement.
ARTICLE III

Representations and Warranties
Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers.  Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.  Each Subsidiary that is not a Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required, except where any failure, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.02 Authorization; Enforceability.  The Transactions are within each Loan Party's organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders.  Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03 Governmental Approvals; No Conflicts.  The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any Subsidiary except as could not reasonably be expected to result in a Material Adverse Effect, (c) will not violate in any material respect or result in a default under any Material Contract binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any material payment to be made by any Loan Party or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any Subsidiary, except Liens created pursuant to the Loan Documents or otherwise permitted hereunder.
SECTION 3.04 Financial Condition; No Material Adverse Change.  (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2015, reported on by Ernst and Young LLP, independent public accountants.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.
(b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2015.
SECTION 3.05 Properties.  (a) As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by any Loan Party.  Each of the material leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any Loan Party or, to the knowledge of any Loan Party, any other party to any such lease or sublease exists.  Each of the Loan Parties and each of its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property that constitutes Collateral included in the determination of the Borrowing Base or is otherwise material to the businesses of the Loan Parties, free of all Liens other than those permitted by Section 6.02.

(b) Each Loan Party and each Subsidiary owns, or has a license to use, all trademarks, tradenames, copyrights, patents and other intellectual property material and necessary to its business as currently conducted, and, to the knowledge of the Loan Parties, the use thereof by each Loan Party and each Subsidiary does not infringe in any material respect upon the intellectual property rights of any other Person.
SECTION 3.06 Litigation and Environmental Matters.  (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Subsidiary (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any Loan Document or the Transactions.
(b) Except for the Disclosed Matters (i) no Loan Party or any Subsidiary has received notice of any claim with respect to any material Environmental Liability that is outstanding or unresolved or knows of any basis for any material Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and (ii) except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability, (C) has received notice of any claim with respect to any Environmental Liability or (D) knows of any basis for any Environmental Liability.
(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
SECTION 3.07 Compliance with Laws and Agreements; No Default.
(a) Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary is in compliance with (i) all Requirements of Law applicable to it or its property and (ii) all indentures, agreements and other instruments binding upon it or its property.  No Default has occurred and is continuing.
(b) (a) Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Loan Parties, no circumstance exists and no event has occurred that (with or without notice or lapse of time) may give rise to any obligation on the part of any Loan Party to undertake, or to bear all or any portion of the cost of, any remedial corrective action of any nature with respect to any product developed, produced, manufactured, tested, packaged, labeled, marketed, sold, and/or distributed by a Loan Party or any of its Subsidiaries.
(c) Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Loan Parties, each product that is developed, produced, manufactured, tested, packaged, labeled, marketed, sold, and/or distributed by a Loan Party or any of its Subsidiaries that is subject to the Federal Food, Drug and Cosmetic Act (the "FFDCA"), the FDA regulations promulgated thereunder, or similar Law, is being developed, produced, tested, packaged, labeled, marketed, sold, and/or distributed in compliance in all material respects with all applicable Laws under the FFDCA or similar applicable Laws, including those relating to import registration and reporting, current good manufacturing practices (cGMPs), and corresponding facility registration, recall, recordkeeping, and reporting obligations, and is not adulterated or misbranded within the meaning of the FFDCA.

    (d)    Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party, no Subsidiary of any Loan Party nor any officer or, to any Loan Party's knowledge, employee of any of them currently is, or has been, convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or have been charged with or convicted under any Law or conduct relating to the development or approval of products subject to regulation by the FDA (or similar or analogous foreign, state or local Governmental Authority), or otherwise relating to the regulation of any product that is developed, produced, manufactured, tested, packaged, labeled, marketed, sold, and/or distributed by a Loan Party or any of its Subsidiaries.
(e) No product that is developed, produced, manufactured, tested, packaged, labeled, marketed, sold, and/or distributed by a Loan Party or any of its Subsidiaries has been recalled directly or indirectly by a Loan Party or any of its Subsidiaries or any Governmental Authority or involuntarily withdrawn, suspended, or discontinued, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect,.  No Loan Party has been notified in writing of any action, arbitration, audit, hearing, investigation, litigation, suit (whether civil, criminal, administrative, investigative, or informal) or claim commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority (whether completed or pending) seeking the voluntary or other recall, withdrawal, suspension, or seizure of any such product that is developed, produced, manufactured, tested, packaged, labeled, marketed, sold, and/or distributed by a Loan Party or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.
(f) Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each of its Subsidiaries have filed all material reports, documents, applications, notices and copies of any contracts required by any applicable Laws to be filed or furnished to any Governmental Authority.  All such reports, documents, applications, notices and contracts were, to the knowledge of such Loan Party or such Subsidiary, complete and correct on the date filed (or were corrected in or supplemented by a subsequent filing such that no material liability exists in respect of the Borrower and its Subsidiaries with respect to such filings), except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(g) Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither any Loan Party nor any Subsidiary of any Loan Party nor any Principal (as defined in Federal Acquisition Regulation 52.209-5) presently is suspended or debarred from bidding on contracts or subcontracts for or with any Governmental Authority.  Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Loan Party has received written notification of any suspension or debarment actions with respect to any government contract currently have been commenced or threatened in writing against any Loan Party or any Subsidiary of any Loan Party or, to their knowledge, any of their respective Related Parties.
(h) Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary of any Loan Party, in each case, that is party to a contract with the Federal Government of the United States has an ethics and compliance program that complies with the requirements of Federal Acquisition Regulation Subpart 3.10 and FAR 52. 203-13.
    SECTION 3.08        Investment Company Status.  No Loan Party or any Subsidiary is required to be registered as an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09  Taxes.  Each Loan Party and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect.  No tax liens have been filed, and no claims are being asserted with respect to any such taxes in excess of $250,000, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10 ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.
SECTION 3.11 Disclosure.  The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other written information  so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, budgets and estimates, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date (it being understood that projections are subject to uncertainties and contingencies, and that actual results during any period or periods covered by such projections may differ from projected results and that such differences may be material).
SECTION 3.12 Material Contracts.  All Material Contracts (other than pursuant to clauses (i), (ii) and (iv) of the definition thereof) to which any Loan Party or any Subsidiary is a party or is bound as of the date of this Agreement are listed on Schedule 3.12.  No Loan Party or any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contract, except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.13 Solvency.  (a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of the Company (individually) and the Loan Parties (taken as a whole), at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Company (individually) and the Loan Parties (taken as a whole) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company (individually) and the Loan Parties (taken as a whole) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Company (individually) and the Loan Parties (taken as a whole) will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.
(b) No Loan Party intends to, nor will permit any Subsidiary to, and no Loan Party believes that it or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
SECTION 3.14 Insurance.  Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries (other than Biotie Therapies and its Subsidiaries) as of the Effective Date.  As of the Effective Date, all premiums in respect of such insurance have been paid.  Each Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 3.15 Capitalization and Subsidiaries.  Schedule 3.15 sets forth as of the Effective Date (a) a correct and complete list of the name and relationship to the Company of each and all of the Company's Subsidiaries, (b) a true and complete listing of each class of each Borrower's authorized Equity Interests, all of which issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of the Company and each of its Subsidiaries.  All of the issued and outstanding Equity Interests in any Subsidiary owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non‑assessable.
SECTION 3.16 Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral (in each case to the extent perfection may be achieved by (i) filing Uniform Commercial Code financing statements and (ii) taking the other steps required pursuant to the Collateral Documents), securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity), and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.
SECTION 3.17 Employment Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened.  All material payments due from any Loan Party or any Subsidiary, or for which any material claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or Subsidiary.

    SECTION 3.18          Federal Reserve Regulations.  No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
SECTION 3.19 Use of Proceeds.  The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.
SECTION 3.20 No Burdensome Restrictions.  No Loan Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.10.
SECTION 3.21 Anti-Corruption Laws and Sanctions.  Each Loan Party has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and, to the knowledge of such Loan Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person.  None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.   No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.
SECTION 3.22 Warning Letters.  Except as would not reasonably be expected to result in a Material Adverse Effect, neither the Borrowers nor any of their Subsidiaries has received (a) any so called "Warning Letters" or "Untitled Letters" or a Safety Alert or Advisory, or similar notifications, from the FDA (or analogous foreign, state or local Governmental Authority) for which the Borrower or such Subsidiary has not provided a response to or which has not otherwise been satisfied or (b) any (i) citation, suspension, revocation, limitation, warning, audit finding, request or communication issued by a Governmental Authority that has not been resolved to the applicable Governmental Authority's satisfaction or (ii) notification in writing from any Governmental Authority regarding (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any law, or (y) any actual, alleged, possible, or potential obligation on the part of any such Person to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, in each case of any notification received under this clause (b), which, if not addressed timely, would reasonably be expected to result in the imposition of a fine, penalty, or order to seize, withdraw from marketing or to recall any product marketed, sold, or distributed by a Loan Party or any Subsidiary.
SECTION 3.23 Common Enterprise.  The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party.  Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies.  Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

    SECTION 3.24          EEA Financial Institutions.  No Loan Party is an EEA Financial Institution.
SECTION 3.25 Specified Asset Collateral.  As of the Effective Date, and except for any exclusion of assets from the Collateral as may be required by the agreement set forth on Schedule 3.25, the majority of the value (as determined by the Company in good faith, but which shall not be based on "book value") of the Loan Parties' intellectual property portfolio (including any Patents, Trademarks or Copyrights) described in each of clauses (a) and (b) of the definition of "Specified Asset Collateral" constitutes Collateral (and is not excluded from Collateral as a result of the application of the definition of Excluded Assets).
ARTICLE IV

Conditions
SECTION 4.01 Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02), subject to Section 5.15:
(a) Credit Agreement and Other Loan Documents.  The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) either (A) a counterpart of each other Loan Document signed on behalf of each party thereto or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document and (iii) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and a written opinion of the Loan Parties' counsel, addressed to the Administrative Agent, the Issuing Bank and the Lenders in substantially the form of Exhibit B, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(b) Financial Statements and Projections.  The Lenders shall have received (i) audited consolidated financial statements of the Company and its Subsidiaries for the 2014 and 2015 fiscal years, (ii) unaudited interim consolidated financial statements of the Company and its Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of the Company and its Subsidiaries, as reflected in the audited, consolidated financial statements described in clause (i) of this paragraph and (iii) satisfactory quarterly projections through 2016 and annual projections through 2020 (including the key assumptions and drivers for such projections).
(c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary or other officer reasonably acceptable to the Administrative Agent, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of the Company, its Financial Officers, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by‑laws or operating, management or partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction.
(d) No Default Certificate.  The Administrative Agent shall have received a certificate, signed by a Financial Officer of each Borrower and each other Loan Party, dated as of the Effective Date (i) stating that no Default has occurred and is continuing and (ii) stating that the representations and warranties contained in the Loan Documents are true and correct in all material respects as of such date.
(e) Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date.
(f) Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each jurisdiction where the Loan Parties are organized and where the assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.
(g) Funding Account.  The Administrative Agent shall have received a notice setting forth the deposit account(s) of the Borrowers (the "Funding Account") to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
(h) Customer List.  The Administrative Agent shall have received a true and complete customer list for each Borrower and its Subsidiaries, which list shall state the customer's name, mailing address and phone number and shall be certified as true and correct in all material respects by a Financial Officer of the Borrower Representative.
(i) Collateral Access and Control Agreements.  The Administrative Agent shall have received (i) each Collateral Access Agreement required to be provided pursuant to Section 4.13 of the Security Agreement and (ii) each Deposit Account Control Agreement required to be provided pursuant to Section 4.14 of the Security Agreement.
(j) Solvency.  The Administrative Agent shall have received a solvency certificate signed by a Financial Officer dated the Effective Date.
(k) Borrowing Base Certificate.  The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of March 31, 2016.
(l) Closing Availability.  After giving effect to all Borrowings to be made on the Effective Date, the issuance of any Letters of Credit on the Effective Date and the payment of all fees and expenses due hereunder, and with all of the Loan Parties' indebtedness, liabilities, and obligations current, the Availability shall not be less than $25,000,000.
(m) Pledged Equity Interests; Stock Powers; Pledged Notes.  The Administrative Agent shall have received (i) the certificates representing the Equity Interests pledged pursuant to the Security

Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged and required to be delivered to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
(n) Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.
(o) Approvals.  All governmental and third party approvals necessary in connection with the financing contemplated hereby and the continuing operations of the Loan Parties and their Subsidiaries (including shareholder approvals) shall have been obtained on terms reasonably satisfactory to the Lenders and shall be in full force and effect.
(p) Cash Management Schematic.  The Administrative Agent shall have received a cash management schematic for the Company and its Domestic Subsidiaries in form and substance satisfactory to the Administrative Agent.
(q) Insurance.  The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.10 hereof and Section 4.12 of the Security Agreement.
(r) Letter of Credit Application.  If a Letter of Credit is requested to be issued on the Effective Date, the Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable). The Borrowers shall have executed the Issuing Bank's master agreement for the issuance of commercial Letters of Credit.
(s) Tax Withholding.  The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.
(t) Corporate Structure.  The corporate structure, capital structure and other material debt instruments, material accounts and governing documents of the Borrowers and their Affiliates shall be reasonably acceptable to the Administrative Agent in its sole discretion.  The Administrative Agent shall have received an organization chart of the Company and its Subsidiaries as of the Effective Date and assuming consummation of the Biotie Therapies Acquisition in form and substance satisfactory to the Administrative Agent.
(u) Regulatory Matters; Legal Due Diligence.  All legal (including tax implications) and regulatory matters shall be reasonably satisfactory to the Administrative Agent and Lenders, including but not limited to compliance with all applicable requirements of Regulations U, T and X of the Board and all laws and regulations of the FDA and other relevant Governmental Authority.  The Administrative Agent and its counsel shall have completed legal due diligence, the results of which shall be reasonably satisfactory to Administrative Agent (including with respect to the assets excluded from the Collateral).
(v) USA PATRIOT Act, Etc.  The Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act, for each Loan Party.
(w) Other Documents.  The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested.
(x) Other.  The Effective Date shall have occurred on or before June 1, 2016.
The Administrative Agent shall notify the Borrowers, the Lenders and the Issuing Bank of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m., New York time, the date hereof, or such other time acceptable to the Administrative Agent in its sole discretion (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
SECTION 4.02 Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a) The representations and warranties of the Loan Parties set forth in the Loan Documents  shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).
(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, (i) no Default shall have occurred and be continuing and (ii) no Protective Advance shall be outstanding.
(c) After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, Availability shall not be less than zero.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.
Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue, amend, renew or extend, or cause to be issued, amended, renewed or extended, any Letter of Credit for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or issuing, amending, renewing or extending, or causing the issuance, amendment, renewal or extension of,  any such Letter of Credit is in the best interests of the Lenders.
ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full  and all Letters of Credit shall have expired or terminated (or been backstopped or cash collateralized in a manner reasonably satisfactory to the applicable Issuing Banks and the Administrative Agent) in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees from and after the Effective Date, jointly and severally with all of the other Loan Parties, with the Lenders that:
SECTION 5.01 Financial Statements; Borrowing Base and Other Information.  The Borrowers will furnish to the Administrative Agent and each Lender:
(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, (i) its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year and (ii) the consolidated balance sheet and related statements of operations, stockholders' equity and cash flows of each of (x) the Loan Parties (excluding Subsidiaries that are not Loan Parties) and (y) the Subsidiaries (excluding Subsidiaries that are Loan Parties), in each case, as of the end of and for such year, in the case of clause (i) and (ii) setting forth in each case in comparative form the figures for the previous fiscal year, (A) in the case of clause (i), all reported on by independent public accountants of recognized national standing (without a "going concern" or like qualification, commentary or exception (other than a "going concern" or like qualification, commentary or exception due solely to the fact that the Maturity Date is then scheduled to occur in less than twelve months) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (B) in the case of clause (ii), all certified by a Financial Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of the Loan Parties (excluding Subsidiaries that are not Loan Parties) and the Subsidiaries (excluding Subsidiaries that are Loan Parties), in each case, in accordance with GAAP consistently applied (subject to the absence of footnotes), accompanied by, if available, any management letter prepared by said accountants;
(b) as soon as available, but in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, (i) its consolidated balance sheet and related statements of operations, and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year and (ii) the consolidated balance sheet and related statements of operations, and cash flows of each of (x) the Loan Parties (excluding Subsidiaries that are not Loan Parties) and (y) the Subsidiaries (excluding Subsidiaries that are Loan Parties), in each case, as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, in the case of clause (i) and (ii), setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of (x) the Company and its consolidated Subsidiaries on a consolidated basis (in the case of clause (i)) and (y) the Loan Parties (excluding Subsidiaries that are not Loan Parties) and the Subsidiaries (excluding Subsidiaries that are Loan Parties) (in the case of clause (ii)), in each case, in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c) during a Reporting Trigger Period, within twenty (20) days after the end of each fiscal month of the Company, its management-prepared, consolidated balance sheet and related statements of operations, and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower Representative (to the best of its knowledge) as being prepared based on, and in a manner consistent with, the books and records of the Company;
(d) concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of a Financial Officer of the Borrower Representative in substantially the form of Exhibit D  (i) making the certifications described in clauses (a), (b) and (c) above, as applicable, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12, (iv) setting forth reasonably detailed calculation of Qualified Cash as of the last day of the applicable period (together with supporting information relating thereto), (v) setting forth the type of and aggregate outstanding amount of any investments in the Equity Interests of, loans or advances to, guaranties of any obligations of or other investments or interests in, any Subsidiary of the Company that is not a Loan Party as of the date of delivery of the Compliance Certificate (including a comparison of such amounts to the amounts from the prior period) and in a form reasonably acceptable to the Administrative Agent and (vi) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(e) [reserved];
(f) as soon as available but in any event within thirty (30) days of the end of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated for each of (i) the Company and its Subsidiaries, taken as a whole, (ii) the Loan Parties (excluding Subsidiaries that are not Loan Parties), taken as a whole, and (ii) the Subsidiaries (excluding Subsidiaries that are Loan Parties), taken as a whole, balance sheets, income statement and cash flow statement) of the Company, the Loan Parties (excluding Subsidiaries that are not Loan Parties) and the Subsidiaries (excluding Subsidiaries that are Loan Parties) for each quarter of the upcoming fiscal year (the "Projections") in form reasonably satisfactory to the Administrative Agent;
(g) as soon as available but in any event within twenty-five (25) days of the end of each calendar month (and within 4 Business Days of the end of each calendar week which ends during a Reporting Trigger Period), and at such other times as may be requested by the Administrative Agent in its Permitted Discretion, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request; and the M&E Component of the Borrowing Base shall be updated (i) from time to time upon receipt of periodic valuation updates received from the Administrative Agent's asset valuation experts, (ii) concurrently with the sale or commitment to sell any assets constituting part of the M&E Component, (iii) in the event such assets are idled for any reason other than routine maintenance or repairs for a period in excess of thirty (30) consecutive days, and (iv) in the event that the value of such assets is otherwise impaired in any material respect, as determined by the Administrative Agent in its Permitted Discretion;
(h) as soon as available but in any event within twenty-five (25) days of the end of each calendar month (and within 4 Business Days of the end of each calendar week which ends during a Reporting Trigger Period) and at such other times as may be requested by the Administrative Agent, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent;
(i) a detailed aging of the Borrowers' Accounts, including all invoices aged by invoice date and due date (with an explanation of the terms offered), prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;
(ii) a schedule detailing the Borrowers' Inventory, in form satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, by volume on hand, by aged inventory and by inventory expiry date (including inventory dating summaries), which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate, and (2) if so requested by the Administrative Agent, including a report of any variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Borrowers and complaints and claims made against the Borrowers);
(iii) a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;
(iv) a reconciliation of the Borrowers' Accounts and Inventory between (A) the amounts shown in the Borrowers' general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) above and the Borrowing Base Certificate delivered pursuant to clause (g) above as of such date; and
(v) a reconciliation of the loan balance per the Borrowers' general ledger to the loan balance under this Agreement;
(i) as soon as available but in any event within twenty-five (25) days of the end of each calendar month and at such other times as may be requested by the Administrative Agent, as of the month then ended, a schedule and aging of the Borrowers' accounts payable, delivered electronically in a text formatted file acceptable to the Administrative Agent;
(j) as soon as available but in any event within twenty (20) days of each of March 31 and September 30, and at such other times as may be reasonably requested by the Administrative Agent, an updated customer list for each Borrower and its Subsidiaries, which list shall state the customer's name, mailing address and phone number, delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent and certified as true and correct in all material respects by a Financial Officer of the Borrower Representative;
(k) promptly upon the Administrative Agent's reasonable request:
(i) copies of invoices issued by the Borrowers in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;
(ii) copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party; and
(iii) a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(l) within twenty (20) days after the delivery of the financial statements required under Section 5.01(a), a certificate of good standing or the substantive equivalent available in the jurisdiction of incorporation, formation or organization for each Loan Party from the appropriate governmental officer in such jurisdiction;
(m) [reserved];
(n) promptly following any request therefor, such other information regarding the operations, material changes in ownership of Equity Interests, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; provided, that notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, no Loan Party or any Subsidiary shall be required to deliver any information to the extent it (i) is subject to third party confidentiality agreements with Persons that are not Affiliates of the Loan Party or Subsidiary or attorney/client privilege, (ii) constitutes non-financial trade secrets or non-financial proprietary information or (iii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law); and
(o) Financial information required to be delivered pursuant to Sections 5.01(a) or (b) (in each case, solely to the extent such financial information is included in materials filed with the SEC or posted on the relevant website, as the case may be) shall be deemed to have been delivered to the Administrative Agent on the date on which such information has been posted on such Loan Party or Subsidiary's behalf on an Agency Site (or another relevant website identified by the Borrower to the Administrative Agent and reasonably acceptable to the Administrative Agent) or is available via the EDGAR system of the SEC; provided that in each case the Loan Party shall (i) notify the Administrative Agent of the posting of any such information and (ii) promptly deliver paper copies of any such documents to the Administrative Agent if the Administrative Agent so requests.
SECTION 5.02 Notices of Material Events.  The Borrowers will furnish to the Administrative Agent (for distribution to each Lender) prompt (but in any event within any time period that may be specified below) written notice of the following:
(a) the occurrence of any Default;
(b) receipt of any written notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened in writing against any Loan Party or any Subsidiary that (i) seeks damages in excess of $5,000,000, (ii) seeks injunctive relief to the extent the Borrowers would be required to make a Form 8-K disclosure in respect thereto or could reasonably be expected to result in a Material Adverse Effect, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets in excess of $5,000,000, (iv) alleges criminal misconduct by any Loan Party or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect, (v) alleges the violation of, or seeks to impose remedies under, any Environmental Law or related Requirement of Law, or seeks to impose Environmental Liability, in each case which could reasonably be expected to result in a Material Adverse Effect, (vi) asserts liability on the part of any Loan Party or any Subsidiary in excess of $5,000,000 in respect of any tax, fee, assessment, or other governmental charge, or (vii) involves any product recall that relates to any asset used in calculating the Borrowing Base in excess of $500,000 or which could reasonably be expected to result in a liability in excess of $5,000,000;
(c) any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral;

(d) (i) any loss, damage, or destruction to the Collateral in the amount of $2,500,000 or more, whether or not covered by insurance or (ii) any event or circumstance that would result in any assets included in the determination of the Borrowing Base in excess of $500,000 to be ineligible for inclusion in the Borrowing Base;
(e) within two (2) Business Days after the occurrence thereof, any Loan Party entering into a Permitted Royalty Transaction or an amendment to any documentation executed in connection with a previously occurring Permitted Royalty Transaction, together with copies of all agreements evidencing such Permitted Royalty Transaction or amendment;
(f) within two (2) Business Days of receipt thereof, any and all default notices received under or with respect to any leased location or public warehouse or bailee relationship where Inventory constituting Collateral included in the determination of the Borrowing Base is located with a value in excess of $100,000;
(g) all amendments to any Material Contract, together with a copy of each such amendment, to the extent the Borrowers would be required to make a Form 8-K disclosure in respect thereto or it could reasonably be expected to result in a Material Adverse Effect;
(h) within two (2) Business Days after the occurrence thereof, any Loan Party entering into a Swap Agreement or an amendment thereto, together with copies of all agreements evidencing such Swap Agreement or amendment;
(i) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding $5,000,000;
(j) the receipt by the Borrowers or any of their Subsidiaries of (i) any so called "Warning Letter", Safety Alert or Advisory or similar notification, (ii) any notification of a mandated or requested recall affecting the products manufactured or distributed by the Borrowers or such Subsidiary, in each case, from the FDA (or analogous foreign, state or local Governmental Authority) or (iii) any other material correspondence from the FDA (or analogous foreign, state or local Governmental Authority) which may be adverse to the interests of the Loan Parties or their Subsidiaries, in each case, to the extent the Borrowers would be required to make a Form 8-K disclosure in respect thereto or the related event or circumstance could reasonably be expected to result in a Material Adverse Effect; and
(k) any other development that results, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03 Existence; Conduct of Business.  Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to (1) preserve, renew and keep in full force and effect its legal existence and (2) the rights, licenses, governmental authorizations and permits material to the conduct of its business and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except, in each case under this clause (2), as could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03, and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.
SECTION 5.04 Payment of Obligations.  Each Loan Party will, and will cause each Subsidiary to, pay or discharge (i) all Material Indebtedness and all other material liabilities and obligations (other than Taxes), before the same shall become delinquent or in default, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (ii) all material Taxes, before the same shall become delinquent, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves and (b) the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided, however, that each Loan Party will, and will cause each Subsidiary to, remit material withholding taxes and other material payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.
SECTION 5.05 Maintenance of Properties.  Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, casualty, condemnation and ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.06 Books and Records; Inspection Rights.  Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account sufficient to prepare the financial statements and other information required to be delivered under Section 5.01 and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to conduct at such Loan Party's premises field examinations of such Loan Party's assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants (and so long as no Event of Default has occurred and is continuing, a Financial Officer of the Loan Parties shall be entitled to, but not required to, participate in such discussions with the independent accounts), all at such reasonable times and as often as reasonably requested.  Each Loan Party acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to each Loan Party's assets for internal use by the Administrative Agent and the Lenders.  The Loan Parties shall be responsible for the costs and expenses of one (1) field examination during any 12-month period and one (1) additional field examination (for the total of two (2) such field examinations during any 12-month period) conducted at any time after Availability falls below $10,000,000.  Additionally, there shall be no limitation on the number or frequency of field examinations if an Event of Default has occurred and is continuing, and the Loan Parties shall be responsible for the costs and expenses of any field examinations conducted while an Event of Default has occurred and is continuing.
SECTION 5.07 Compliance with Laws and Material Contractual Obligations.  Each Loan Party will, and will cause each Subsidiary to, (i) comply with each Requirement of Law applicable to it or its property (including without limitation Environmental Laws and material FDA regulations) and (ii) perform in all material respects its obligations under Material Contracts to which it is a party, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

    SECTION 5.08           Use of Proceeds.
(a) The proceeds of the Loans and the Letters of Credit will be used only for general corporate purposes and working capital needs of the Loan Parties subject to the restrictions otherwise set forth in this Agreement.  No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or (ii) to make any Acquisition other than Permitted Acquisitions.
(b) No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its and their respective directors, officers, and to the Borrower's knowledge, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent that such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or the European Union, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.09 Accuracy of Information.  The Loan Parties will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrowers on the date thereof as to the matters specified in this Section 5.09; provided that, with respect to projected financial information, the Loan Parties will only ensure that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
SECTION 5.10 Insurance.  Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including, without limitation: loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents.  The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.
SECTION 5.11 Casualty and Condemnation.  The Borrowers will (a) furnish to the Administrative Agent (for distribution to the Lenders) prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.12 Appraisals.  At any time that the Administrative Agent requests, each Loan Party will provide the Administrative Agent with appraisals or updates thereof of its Inventory and Equipment from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to be performed during normal business hours and to include, without limitation, information required by any applicable Requirement of Law.  The Loan Parties shall be responsible for the costs and expenses of one (1) Inventory appraisal and one (1) Equipment appraisal during any 12-month period and one (1) additional field examination of each of Inventory and Equipment (for the total of (x) two Inventory appraisals during any 12-month period and (x) two Equipment appraisals during any 12-month period) conducted at any time after Availability falls below $10,000,000.  Additionally, there shall be no limitation on the number or frequency of Inventory appraisals and Equipment appraisals if an Event of Default has occurred and is continuing, and the Loan Parties shall be responsible for the costs and expenses of any such appraisals conducted while an Event of Default has occurred and is continuing.
SECTION 5.13 Certain Deposit Accounts.  The Loan Parties shall maintain a collection account and a funding account with the Administrative Agent until such time as the Commitments have been terminated, the Secured Obligations (other than Unliquidated  Obligations) have been paid in full in cash, and all Unliquidated Obligations have been cash collateralized in a manner satisfactory to each affected Lender.
SECTION 5.14 Additional Collateral; Further Assurances.  (a) Subject to applicable Requirement of Law, each Loan Party will cause each Domestic Subsidiary (other than any FSHCO or an Inactive Subsidiary) to become a Loan Party by executing a Joinder Agreement within ten (10) Business Days after the date on which such Domestic Subsidiary is acquired or formed or ceases to be a FSHCO or Inactive Subsidiary.  Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in any property of such Loan Party which constitutes Collateral, including any parcel of real property located in the U.S. owned by any Loan Party (other real property constituting an Excluded Asset).
(b) Each Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries (other than any FSHCO) and (ii) 65% (or such greater percentage that, due to a change in applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's U.S. parent and (2) could not reasonably be expected to cause any material adverse tax consequences in the reasonable opinion of the Borrower Representative) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary or FSHCO directly owned by such Borrower or any Domestic Subsidiary (other than any FSHCO) to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.
(c) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority (in each case subject to the qualifications, if any, set forth in the Loan Documents) of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.
(d) If any material assets constituting Collateral (including any real property or improvements thereto or any interest therein, but excluding Excluded Assets) are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien under the Security Agreement upon acquisition thereof), the Borrower Representative will (i) notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect (in each case subject to the qualifications, if any, set forth in the Loan Documents) such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.
(e) Notwithstanding the foregoing provisions of this Section 5.14, no U.S. Subsidiary of Biotie Therapies shall be required to be a Loan Party under this Agreement and the other Loan Documents if, and only for so long as, (i) the provisions of the Finnish Companies Act (624/2006) Chapter 13, Section 10, regulating financial assistance and Chapter 13, Section 1, regulating distribution of assets (including profits/dividends) or any other mandatory provision of the Finnish Companies Act or other applicable law would make it unlawful for such U.S. Subsidiary to become a Loan Party hereunder, or (ii) it could cause adverse tax consequences to the Company or any of its Subsidiaries; provided that in any event no U.S. Subsidiary of Biotie Therapies shall become a Loan Party until approved by the Administrative Agent (which approval shall not unreasonably be withheld or delayed).
SECTION 5.15 Post-Closing Obligations.
(a) Within ninety (90) days following the Effective Date (or such later date agreed to by the Administrative Agent in its sole discretion), the Borrowers shall deliver Deposit Account Control Agreements and Securities Account Control Agreements (as defined in the Security Agreement) executed by the applicable financial institution or securities intermediary, the applicable Loan Party and the Administrative Agent, to the extent required under the Security Agreement.
(b) During the sixty (60) days following the Effective Date the Borrowers shall use commercially reasonable efforts to deliver Collateral Access Agreements executed by the landlord or bailee with respect to the following locations of the Borrowers (i) 410, 420 and 440 Saw Mill River Road, Ardsley, New York, and (ii) Brickyard Square, 190 Everett Avenue, Chelsea, Massachusetts.
(c) Within sixty (60) days following the Effective Date (or such later date agreed to by the Administrative Agent in its sole discretion), the Borrowers shall execute and deliver to the Administrative Agent any and all pledging or collateral documentation and cause all filings required or reasonably requested under applicable foreign laws to be made in order to provide the Administrative Agent with a valid, perfected, first priority security interest and pledge of 65% of the issued and outstanding Equity Interests in Biotie Therapies under such applicable foreign law, together with certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection therewith and favorable opinions of counsel regarding such documentation and filings and such other matters as the Administrative Agent may reasonably request (in all cases, in form and substance reasonably acceptable to the Administrative Agent).

(d) Within sixty (60) days following the Effective Date (or such later date agreed to by the Administrative Agent in its sole discretion), the Borrowers shall deliver to the Administrative Agent evidence of compliance with the insurance endorsements requirements of Section 4.12(b) of the Security Agreement.
ARTICLE VI
Negative Covenants
Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or terminated (or been backstopped by a letter of credit or cash collateralized, in each case, in a manner reasonably satisfactory to the applicable Issuing Banks and the Administrative Agent), in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:
SECTION 6.01 Indebtedness.  No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:
(a) the Secured Obligations;
(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof;
(c) Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Borrower or any other Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;
(d) Guarantees by any Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or any other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;
(e) Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) below; provided that (i) such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) together with any Refinance Indebtedness in respect thereof permitted by clause (f) below, shall not exceed $25,000,000 at any time outstanding;
(f) Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the "Refinance Indebtedness") of any of the Indebtedness described in clauses (b), (e) and (j) hereof (such

Indebtedness being referred to herein as the "Original Indebtedness"); provided that (i) such Refinance Indebtedness does not increase the principal amount or interest rate (other than to the then-prevailing customary interest rate for Indebtedness of such type of Refinance Indebtedness) of the Original Indebtedness, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary, (iii) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (v) the terms of such Refinance Indebtedness (other than fees and interests) are not materially less favorable to the obligor thereunder than the original terms of such Original Indebtedness taken as a whole in light of then current market conditions determined by any Borrower in good faith and (vi) if such Original Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;
(g) Indebtedness owed to any Person providing workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(h) Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;
(i) Subordinated Indebtedness in an aggregate outstanding amount not to exceed $10,000,000 at any time;
(j) Indebtedness of any Person that becomes a Subsidiary after the Effective Date; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (j), together with any Refinance Indebtedness in respect thereof permitted by clause (f) above, shall not exceed $50,000,000 at any time outstanding;
(k) the Permitted Convertible Notes; and
(l) Indebtedness incurred in the ordinary course of business in connection with the financings of insurance premiums;
(m) Indebtedness in respect of netting services, overdraft protection or other cash management arrangements incurred in the ordinary course of business;
(n) Indebtedness consisting of judgments not otherwise constituting an Event of Default;
(o) Indebtedness under Swap Agreements entered into from time to time in accordance with Section 6.07;
(p) Indebtedness arising out of the endorsement of checks and other negotiable instruments for deposit or collection in the ordinary course of business;
(q) Non-Recourse Debt of a Royalty Transaction Subsidiary;

(r) Indebtedness consisting of obligations (including reimbursement obligations) in respect of trade letters of credit in an aggregate amount not to exceed $5,000,000 issued to ensure payment of the purchase price for specific items of inventory or other goods that are purchased from vendors outside of the United States; and
(s) other Indebtedness in an aggregate principal amount not exceeding $10,000,000 at any time outstanding.
SECTION 6.02 Liens.  No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except:
(a) Liens created pursuant to any Loan Document;
(b) Permitted Encumbrances;
(c) any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Subsidiary or any other Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof;
(d) Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary;
(e) any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person after the date hereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition and which obligations are permitted under Section 6.01(j) and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(f) Liens of a collecting bank arising in the ordinary course of business under Section 4‑208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;
(g) Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06; and
(h) Liens on insurance premiums securing Indebtedness permitted under Section 6.01(l);
(i) Customary rights of setoff, revocation, refund or chargeback or similar rights and remedies under deposit agreements or under the UCC of banks or other financial institutions where any Loan Party or any Subsidiary maintains deposits in the ordinary course of business permitted by this Agreement;

(j) To the extent constituting a Lien, licenses and sublicenses of intellectual property granted by any Loan Party or any Subsidiary in the ordinary course of business that are permitted under Section 6.05 (other than Section 6.05(g));
(k) Liens granted by a Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;
(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business of any Borrower and any Subsidiary;
(m) Liens solely on specific items of inventory or other goods (and proceeds thereof) and related documentation that are purchased from vendors outside of the United States securing reimbursement obligations in respect of trade letters of credit in an aggregate amount not to exceed $5,000,000 issued to ensure payment of the purchase price for such items of inventory or other goods; provided that no such inventory (or related accounts) are included in the determination of the Borrowing Base;
(n) Precautionary financing statements with respect to a lessor's or purchase's rights in and to personal property leased to, or purchased by, such Person in the ordinary course of such Person's business, if a lease, in a lease that is not a Capital Lease Obligation;
(o) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties in the ordinary course of business;
(p) Permitted Royalty Transaction Liens; and
(q) Liens securing obligations in an aggregate amount not to exceed $10,000,000 at any time outstanding, provided that (i) such Liens (x) shall not encumber any assets included in the determination of the Borrowing Base and (y) to the extent that such Liens attached to Collateral, shall at all times be subordinate and junior in priority to the Liens of the Administrative Agent and (ii) such Liens do not attached or otherwise apply to the Ampyra Intellectual Property.
Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party's (1) Accounts included in the determination of the Borrowing Base, other than those permitted under clause (a) of the definition of Permitted Encumbrances and clause (a) above and (2) Inventory included in the determination of the Borrowing Base, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrances and clause (a) above.
SECTION 6.03 Fundamental Changes.  (a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of any Borrower may merge into a Borrower or another Loan Party in a transaction in which such Borrower or such Loan Party is the surviving entity, (ii) any Loan Party (other than a Borrower) may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party, (iii) any Subsidiary that is not a Loan Party may merger into or consolidate with any Subsidiary that is not a Loan Party and (iv) any  Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower Representative determines in good faith that such liquidation or dissolution is in the best interests of such Borrowers and their Subsidiaries taken as a whole; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.
(b) No Loan Party will, nor will it permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date hereof and businesses reasonably related, substantially similar or complementary thereto.
(c) No Loan Party will, nor will it permit any Subsidiary to, change its fiscal year from the basis in effect on the Effective Date without the consent of the Administrative Agent.
SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions.  No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any  evidences of Indebtedness or Equity Interests or other securities of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:
(a) Permitted Investments;
(b) investments in existence on the date hereof and described in Schedule 6.04;
(c) investments by the Borrowers and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement (subject to the limitations applicable to Equity Interests of a Foreign Subsidiary referred to in Section 5.14) and (B) the aggregate amount of investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e), without duplication) shall  not exceed $20,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
(d) loans or advances made by any Loan Party to any Subsidiary and made by any Subsidiary to a Loan Party or any other Subsidiary, provided that (A) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Security Agreement and (B) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding Guarantees permitted under the proviso to Section 6.04(e), without duplication) shall not exceed $20,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
(e) Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d), without duplication) shall not exceed $20,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
(f) loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses,

relocation costs and similar purposes up to a maximum of $2,000,000 in the aggregate at any one time outstanding;
(g) notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business, consistent with past practices;
(h) investments in the form of Swap Agreements permitted by Section 6.07;
(i) investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;
(j) investments received in connection with the disposition of assets permitted by Section 6.05;
(k) investments constituting deposits described in clauses (c) and (d) of the definition of the term "Permitted Encumbrances" or made to a landlord in the ordinary course of business to secure or support obligations of a Loan Party under a lease of real property;
(l) investments consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers in the ordinary course of business;
(m) other investments, loans and advances not to exceed $2,000,000 in the aggregate outstanding at any one time; and
(n) investments (i) taken in connection with the settlement of accounts or the bankruptcy or restructuring of Account Debtors of the Loan Parties or their Subsidiaries and (ii) deposits, prepayments and other credits to suppliers, in each case with respect to the foregoing clauses (i) and (ii) made in the ordinary course of business and consistent with past practice;
(o) Permitted Acquisitions;
(p) Guarantees of obligations of the Company and its Subsidiaries which do not constitute Indebtedness; provided that the aggregate maximum liability (as determined in good faith by the Company) in respect of all obligations of Subsidiaries that are not Loan Parties that is Guaranteed by a Loan Party shall not exceed $10,000,000 at any time;
(q) other investments, loans or advances made by Loan Parties to or in Subsidiaries that are not Loan Parties; provided that, (i) both before and after giving pro forma effect to any such investment, loan or advance pursuant to this clause (p), no Default or Event of Default shall have occurred and be continuing and the Intercompany Payment Conditions shall be satisfied with respect to such investment, loan or advance and (ii) any Acquisition made pursuant to this clause (p) must constitute a Permitted Acquisition; and
(r) other investments, loans or advances; provided that, (i) both before and after giving pro forma effect to any such investment, loan or advance pursuant to this clause (q), no Default or Event of Default shall have occurred and be continuing and the Payment Conditions shall be satisfied with respect to such investment, loan or advance and (ii) any Acquisition made pursuant to this clause (q) must constitute a Permitted Acquisition.

SECTION 6.05 Asset Sales.  No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease, license or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to another Borrower or another Subsidiary in compliance with Section 6.04), except:
(a) sales, transfers and dispositions of (i) Inventory in the ordinary course of business, (ii) used, obsolete, worn out or surplus Equipment or property in the ordinary course of business and (iii) marketing materials, pamphlets, presentation materials and similar assets in the ordinary course of business;
(b) sales, transfers and dispositions of assets to any Borrower or any Subsidiary (other than a Royalty Transaction Subsidiary), provided that (i) any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09 and (ii) the foregoing clause (b) shall not permit any Specified Assets Dispositions to any Subsidiary that is not a Loan Party;
(c) sales, transfers and dispositions of Accounts in connection with the compromise, settlement or collection thereof;
(d) sales, transfers and dispositions of Permitted Investments and other investments permitted by clauses (i) and (k) of Section 6.04;
(e) Sale and Leaseback Transactions permitted by Section 6.06;
(f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;
(g) granting of Liens to the extent permitted under Section 6.02;
(h) transfer, abandonment or allowance to lapse of intellectual property that is immaterial or no longer used in or necessary for the conduct of the business;
(i) non-exclusive licenses and sublicenses of intellectual property granted by any Loan Party or any Subsidiary in the ordinary course of business; provided that in the event at any such licenses or sublicenses would result in any asset included in the determination of the Borrowing Base to be ineligible for inclusion in the Borrowing Base, not less than five (5) Business Days prior to any such sale, transfer, license or disposition, the Borrower Representative shall provide the Administrative Agent with an updated Borrowing Base Certificate which eliminates such ineligible assets from the determination of the Borrowing Base therein and demonstrates that, after giving pro forma effect to the exclusion of such assets from the Borrowing Base, that Availability is greater than zero; provided, however, that that the foregoing clause (i) shall not permit any Specified Assets Dispositions;
(j) sales, transfers and other dispositions consisting of divestitures required by applicable law or any Government Authority or other regulatory authority;
(k) sales, transfers and other dispositions of assets relating to Qutenza™ and NP-1998; provided that, not less than five (5) Business Days prior to any such sale, transfer or other disposition thereof, the Borrowers shall provide the Administrative Agent with an updated Borrowing Base Certificate which eliminates the Inventory relating to Qutenza™ and NP-1998 (as applicable) from the determination of the Borrowing Base therein and demonstrates that, after giving pro forma effect to the exclusion of such ineligible assets from the Borrowing Base, that Availability is greater than zero;

(l) the disposition of Permitted Royalty Transaction Assets from a Loan Party or a Subsidiary to a Royalty Transaction Subsidiary in connection with a Permitted Royalty Transactions; provided, however, that (i) both before and after giving pro forma effect to any such transaction, the Payment Conditions shall be satisfied, (ii) in the event that the assets so sold, transferred or disposed of are Accounts, Inventory or Equipment included in the determination of the Borrowing Base or any such sale, transfer, license or disposition would result in any asset included in the determination of the Borrowing Base to be ineligible for inclusion in the Borrowing Base, not less than five (5) Business Days prior to any such sale, transfer, license or disposition, the Borrower Representative shall provide the Administrative Agent with an updated Borrowing Base Certificate which eliminates such sold, transferred, disposed or  ineligible assets from the determination of the Borrowing Base therein and demonstrates that, after giving pro forma effect to the exclusion of such assets from the Borrowing Base, that Availability is greater than zero; and (iii) the foregoing clause (l) shall not permit any Specified Assets Dispositions from a Loan Party or a Subsidiary to a Royalty Transaction Subsidiary;
(m) sales, transfers, licenses and other dispositions pursuant to or in connection with Permitted Product Development and Commercialization Agreements; provided that (i)(A) no Default or Event of Default then exists or would arise as a result of the entering into of such transaction and (B) either (x) after giving effect to the such transaction, the sum of Availability plus Qualified Cash, on a pro forma basis, is greater than $20,000,000 or (y) the Borrowers shall apply 100% of the net cash proceeds received from time to time in connection such sale, transfer, license and other disposition to repay the outstanding Revolving Loans until such time as, after giving effect to all such payments (and any subsequent repayments and re-borrowings), the sum of Availability plus Qualified Cash, on a pro forma basis, is greater than $20,000,000 and (ii) in the event that the assets so sold, transferred or disposed of are Accounts, Inventory or Equipment included in the determination of the Borrowing Base or any such sale, transfer, license or disposition would result in any asset included in the determination of the Borrowing Base to be ineligible for inclusion in the Borrowing Base, not less than five (5) Business Days prior to any such sale, transfer, license or disposition, the Borrower Representative shall provide the Administrative Agent with an updated Borrowing Base Certificate which eliminates such sold, transferred, disposed or ineligible assets from the determination of the Borrowing Base therein and demonstrates that, after giving pro forma effect to the exclusion of such assets from the Borrowing Base, that Availability is greater than zero; provided, however, that that the foregoing clause (m) shall not permit any Specified Assets Dispositions; and
(n) sales, transfers and other dispositions of assets (other than (w) Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section, provided that (i) no Default then exists or would result from any such sale, transfer or disposition, (ii) the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (n) shall not exceed $5,000,000 during any fiscal year of the Borrowers and (iii) in the event that the assets so sold, transferred or disposed of are Accounts, Inventory or Equipment included in the determination of the Borrowing Base or any such sale, transfer, license or disposition would result in any asset included in the determination of the Borrowing Base to be ineligible for inclusion in the Borrowing Base, the Borrowers shall, not less than five (5) Business Days prior to any such sale, transfer, license or disposition, the Borrower Representative shall provide the Administrative Agent with an updated Borrowing Base Certificate which eliminates such sold, transferred, disposed or ineligible assets from the determination of the Borrowing Base therein and demonstrates that, after giving pro forma effect to the exclusion of such assets from the Borrowing Base, that Availability is greater than zero; provided, however, that that the foregoing clause (n) shall not permit any Specified Assets Dispositions.

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b) and (f) above) shall be made for fair value as determined in good faith by the applicable Loan Party or Subsidiary.
SECTION 6.06 Sale and Leaseback Transactions.  No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a "Sale and Leaseback Transaction"), except for any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 120 days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.
SECTION 6.07 Swap Agreements.  No Loan Party will, nor will it permit any  Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure or reasonably anticipated exposure (other than those in respect of Equity Interests of any Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.
SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness.
(a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:
(i) each of the Borrowers may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock,
(ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests,
(iii) the Borrowers may make Restricted Payments, not exceeding $2,000,000 during any fiscal year of the Company,  pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrowers and their Subsidiaries; and
(iv) in addition to any other Restricted Payment permitted hereunder, the Company or any Subsidiary may declare and make Restricted Payments, so long as before and immediately after giving effect to any such Restricted Payment, the Payment Conditions are satisfied.
(b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness (including the Permitted Convertible Notes), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents;
(ii) payment of regularly scheduled interest, principal other payments as and when due in respect of any Indebtedness permitted under Section 6.01, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;
(iii) refinancings of Indebtedness to the extent permitted by Section 6.01;
(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05; and
(v) voluntary payments, prepayments, purchases, redemptions and defeasances in whole or in part of or on any Indebtedness permitted under Section 6.01, so long as before and immediately after giving effect to any such prepayment, purchase, redemption or defeasance, the Payment Conditions are satisfied.
SECTION 6.09 Transactions with Affiliates.  No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among any Loan Parties not involving any other Affiliate, (c) transactions between or among any Subsidiary that is not a Loan Parties with any other Subsidiary that is not a Loan Party not involving any other Affiliate, (d) transactions between or among any Loan Party, on the one hand, and any Subsidiary that is not a Loan Party, on the other hand, (not involving any other Affiliate) on fair and reasonable terms and conditions as determined in good faith by such Loan Party, (e) any investment permitted by Sections 6.04(c) or 6.04(d), (f) any Indebtedness permitted under Section 6.01(c), (g) any Restricted Payment permitted by Section 6.08, (h) loans or advances to employees permitted under Section 6.04, (i) the payment of reasonable fees to directors of any Borrower or any Subsidiary who are not employees of such Borrower or Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Subsidiaries in the ordinary course of business and (j) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Borrower's board of directors.
SECTION 6.10 Restrictive Agreements.  No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) the foregoing shall not apply to customary restrictions and conditions arising in connection with any sale, transfer, lease or disposition permitted by Section 6.05 that apply solely to the property that is subject to such sale, transfer, lease or disposition, (vii) the foregoing shall not apply to restrictions or conditions with respect to cash collateral so long as the Lien in respect of such cash collateral is permitted under Section 6.02 (in which case, any prohibition or limitation shall only be effective against the cash collateral), (viii) clause (a) the foregoing shall not apply to restrictions or conditions contained in any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and proceeds thereto), (ix) the foregoing shall not apply to any restrictions or conditions on a Royalty Transaction Subsidiary in any agreement governing a Permitted Royalty Transaction entered into with the approval of the Company's Board of Directors, which limitation is applicable only to the Permitted Royalty Transaction Assets; (x) the foregoing shall not apply to customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements, license agreements, collaboration agreements, and other similar agreements; (xi) the foregoing shall not apply to restrictions imposed by any agreement or instrument governing Indebtedness of a Subsidiary that is not a Loan Party permitted by this Agreement (in which case, any prohibition or limitation shall only be effective against (x) in the case of clause (a) above, the property and assets of such Subsidiary and (y) in the case clause (b) above, the ability of such Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary, and shall not in any event prohibit or otherwise restrict the Lien of the Administrative Agent on the Equity Interests of such Subsidiary, if applicable) and (xii) the foregoing shall not apply to any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided, that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrowers or any other Subsidiaries; provided, however, that notwithstanding the foregoing, (A) the Loan Parties shall use commercially reasonably efforts to avoid entering into any agreement, licensing agreement or other arrangement that prohibits a Lien on any intellectual property (including any Patents, Trademarks or Copyrights) that constitutes all or any material portion of any of the Loan Parties' intellectual property portfolios (including any Patents, Trademarks or Copyrights) described in each of clauses (a) and (b) of the definition of "Specified Asset Collateral," and (B) the Loan Parties shall not enter into any agreement (including any licensing agreement) or other arrangement that prohibits the Lien of the Administrative Agent on the majority of the value (as determined by the Company in good faith, but which shall not be based on "book value") of the Loan Parties' intellectual property portfolio (including any Patents, Trademarks or Copyrights) described in each of clauses (a) and (b) of the definition of "Specified Asset Collateral", and the Loan Parties shall, upon the Administrative Agent's reasonable request, provide written information (in reasonable detail) supporting such good faith determination, which information shall be in form reasonably satisfactory to the Administrative Agent.
SECTION 6.11 Amendment of Organizational Documents; Subordinated Indebtedness; Material Indebtedness Documents.  No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a)(i) any agreement relating to any Subordinated Indebtedness or (ii) its charter, articles or certificate of incorporation or organization, by-laws, operating, management or partnership agreement or other organizational or governing documents, in each case, to the extent any such amendment, modification or waiver would be adverse to the Lenders in any material respect or (b) any indenture, document or agreement relating to or evidencing Material Indebtedness to the extent that any such amendment, modification or waiver would (A) shorten the maturity date of such Material

Indebtedness to a date which is prior to six (6) months after the Maturity Date or (B) shorten the date scheduled for any principal payment thereunder to a date which is prior to six (6) months after the Maturity Date or increase the amount of any required principal payment thereunder.
SECTION 6.12 Financial Covenant.
(a) Fixed Charge Coverage Ratio.  The Borrowers will not permit the Fixed Charge Coverage Ratio, measured on a trailing four (4) quarter basis as of the end of any fiscal quarter during any period, to be less than 1.10 to 1.00.
ARTICLE VII

Events of Default
If any of the following events ("Events of Default") shall occur:
(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of (i) three (3) Business Days following the date that the Administrative Agent provides the Borrower Representative written notice thereof for any non-scheduled payments and (ii) three (3) Business Days for all other amounts referred to in this clause (b);
(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made ;
(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.02(a), 5.03 (with respect to a Loan Party's existence) or 5.08 or in Article VI or (ii) in Section 4.1(b), (c), (d), (e) or (f), Section 4.6 or Section 4.12 or Article VII of the Security Agreement;
(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) 5 days after the earlier of any Loan Party's knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.10 or 5.11 of this Agreement, or Article IV (other than Section 4.1(b), (c), (d), (e) and (f), Section 4.6 and Section 4.12) of the Security Agreement or (ii) 30 days after the earlier of any Loan Party's knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or any other Loan Document

(f) any Loan Party or Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to the expiration of all grace and notice periods applicable thereto);
(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to the expiration of all grace and notice periods applicable thereto) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by Section 6.05;
(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i) any Loan Party or Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j) any Loan Party or Material Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due;
(k) (i) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (after giving effect to third-party insurance from a creditworthy insurer that has not denied coverage) shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or Subsidiary to enforce any such judgment; or (ii) any Loan Party or Subsidiary  shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding (i) $5,000,000 in any year or (ii) $5,000,000 for all periods;

(m)          a Change in Control shall occur;
(n) [reserved];
(o) the Loan Guaranty or any Obligation Guaranty shall fail to remain in full force or effect or any action shall be taken by a Loan Party or Affiliate thereof to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty or any Obligation Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty or any Obligation Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under the Loan Guaranty or any Obligation Guaranty to which it is a party, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 10.08 or any notice of termination delivered pursuant to the terms of any Obligation Guaranty;
(p) except as permitted by the terms of any Collateral Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any material portion of the Collateral purported to be covered thereby, or (ii) other than as a result of the failure of the Administrative Agent to take any action within its control to maintain perfection of the Liens created in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the Loan Documents (excluding any action based on facts or circumstances for which the Administrative Agent has not been notified in accordance with the provisions of the Loan Documents), any Lien over any material portion of the Collateral securing any Secured Obligation shall cease to be a perfected Lien first priority Lien;
(q) any Collateral Document covering a material portion of the Collateral shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or
(r) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any material provision of any Loan Document has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);
then, and in every such event (other than an event with respect to the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by written notice to the Borrower Representative, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in the case of any event with respect to the Borrowers described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, in each case without present-ment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the

Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII

The Administrative Agent
SECTION 8.01 Appointment.  Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender's or Issuing Bank's behalf.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Bank), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term "agent" as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
SECTION 8.02 Rights as a Lender.  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affili-ates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or any Affiliate thereof as if it were not the Administrative Agent hereunder.
SECTION 8.03 Duties and Obligations.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and, (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
SECTION 8.04 Reliance.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 8.05 Actions through Sub-Agents.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
SECTION 8.06 Resignation.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower Representative.  Upon any such resignation, the Required Lenders shall have the right (with the consent of the Borrower Representative; provided that such consent shall not to be unreasonably withheld or delayed and no consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing) to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrowers and such successor.  Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duly or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank.  Following the effectiveness of the Administrative Agent's resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.
SECTION 8.07 Non-Reliance.
(a) Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.  Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder.  Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.
(b) Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties' books and records, as well as on representations of the Loan Parties' personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other

Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys' fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
SECTION 8.08 Other Agency Titles.  The sole bookrunner, joint lead arrangers and co-syndication agents, as applicable, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as sole bookrunner, joint lead arrangers and co-syndication agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.
SECTION 8.09 Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties.  (a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.  The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
(b) In its capacity, the Administrative Agent is a "representative" of the Secured Parties within the meaning of the term "secured party" as defined in the New York Uniform Commercial Code.  Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents.  Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents.  In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.
SECTION 8.10 Flood Laws.  JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the "Flood Laws"). JPMCB, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws.  However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.
ARTICLE IX

Miscellaneous
SECTION 9.01 Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Loan Party, to the Borrower Representative at:
          Acorda Therapeutics, Inc.
          420 Saw Mill River Road
          Ardsley, New York  10502
          Attention: Michael Nofi, Vice President Finance
          Facsimile No: 914-495-7571
(ii) if to the Administrative Agent, JPMCB in its capacity as an Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:
          277 Park Avenue, 22nd Floor
          New York, NY 10172
          Attention:  Account Executive – Acorda Therapeutics, Inc.
          Facsimile No:  646.534.2274
(iii) if to any other Lender or Issuing Bank, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.
(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender.  Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.
(c) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.
(d) Electronic Systems.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii) Any Electronic System used by the Administrative Agent is provided "as is" and "as available."  The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to the Borrowers or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower's, any other Loan Party's or the Administrative Agent's transmission of communications through an Electronic System.  "Communications" means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.
SECTION 9.02 Waivers; Amendments.  (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (v) increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets, without the written consent of each Revolving Lender (other than any Defaulting Lender), (vi) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (vii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (viii) release any  Guarantor from its obligation under its Loan Guaranty or Obligation Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (ix) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender);  provided further that no such agreement shall amend or modify the provisions of Section 2.07 or any letter of credit application and any bilateral agreement between the Borrower Representative and the Issuing Bank regarding the Issuing Bank's Issuing Bank Sublimit or the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and the Issuing Bank, respectively. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.  The Administrative Agent and the Borrower Representative may amend this Agreement to include the provisions described in Section 9.04(e).  Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.
(c) The Lenders and the Issuing Bank hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (and with respect to the following clauses (i), (ii) and (iii), the Administrative Agent shall release such Liens if requested by any Loan Party) (i) upon the termination of all of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated  Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold if the Loan Party disposing of such property certifies to the Administrative Agent that the sale is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold constitutes 100% of the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty or Obligation Guaranty provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII.  Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $2,500,000 during any calendar year without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrowers as to the value of any Collateral to be so released, without further inquiry).  The Administrative Agent and the Lenders agree that the Administrative Agent shall (at the expense of the Loan Parties) execute and deliver all documents reasonably requested by any Loan Party to effect or otherwise evidence such release permitted by the express terms of this Agreement.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.
(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of "each Lender" or "each Lender affected thereby," the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a "Non-Consenting Lender"), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
(e) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
SECTION 9.03 Expenses; Indemnity; Damage Waiver.  (a) The Loan Parties shall, jointly and severally, pay promptly following written demand (including documentation supporting such request) all (i) reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one outside counsel (plus, if necessary, one local counsel in any relevant jurisdiction and one counsel with respect to any specialized matters) for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of a single counsel for the Administrative Agent, the Issuing Bank or any Lender, taken as a whole, plus one additional local counsel and one additional specialist counsel in each other jurisdiction and with respect to each specialty (and, in light of actual or perceived conflicts of interest or the availability of different claims or defenses, one additional counsel for each similarly affected group of Lenders (taken as a whole) and, if necessary, one additional local counsel and one additional specialist counsel in each relevant jurisdiction and with respect to each specialty for such affected group of Lenders), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:
(i) appraisals (subject to any applicable limitations set forth in Section 5.12) and insurance reviews;
(ii) field examinations (subject to any applicable limitations set forth in Section 5.06(b)) and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;
(iii) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;
(iv) Taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent's Liens;
(v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and
(vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
All of the foregoing fees, costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).
(b) The Loan Parties shall, jointly and severally, indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the reasonable fees, charges and disbursements of one outside general counsel (plus, if necessary, one local counsel in any relevant jurisdiction and one counsel with respect any specialized matters) for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee, or (B) a claim made by the Borrowers alleging that such losses, claim, damages, penalties, liabilities or expenses arose from material breach in bad faith of the Loan Documents by such Indemnitee or (2) arise from any disputes solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, Arranger or similar role under the Loan Documents). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(c) To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing) under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing), as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Loan Parties' failure to pay any such amount shall not relieve any Loan Party of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Swingline Lender or the Issuing Bank in its capacity as such.
(d) To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(e) All amounts due under this Section shall be payable promptly after written demand therefor.
SECTION 9.04 Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A) the Borrower Representative, provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided further that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
(B) the Administrative Agent;
(C) the Issuing Bank; and
(D) the Swingline Lender.
(ii) Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;
(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;
(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and
(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee's compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the terms "Approved Fund" and "Ineligible Institution" have the following meanings:
"Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
"Ineligible Institution" means a (a) natural person, (b) a Defaulting Lender or its Parent, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; provided that upon the occurrence of an Event of Default, any Person (other than a Lender) shall be an Ineligible Institution if after giving effect to any proposed assignment to such Person, such Person would hold more than 25% of the then outstanding Aggregate Credit Exposure or Commitments, as the case may be or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.
(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform  as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a "Participant") other than an Ineligible Institution in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrowers and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
Each Lender that sells a participation agrees, at the Borrowers' request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement or any other Loan Document (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e) In the event that a Public-Sider becomes or may become a party to this Agreement, the Borrower Representative and the Administrative Agent shall negotiate in good faith to include reasonable and customary provisions in this Agreement relating to the Administrative Agent's ability and authorization to distribute certain materials to Public-Siders and representations and warranties of the Borrowers in respect of, among other things, such materials and the public status of such materials, in each case, in the Administrative Agent's customary form.
SECTION 9.05 Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution.  (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) increases or reductions of the Issuing Bank Sublimit of the Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words "execution," "signed," "signature," "delivery," and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.
SECTION 9.07 Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), other than Excluded Accounts, at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.  (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws of the State of New York, but giving effect to federal laws applicable to national banks.
(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)  Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11 Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12 Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, provided, that the Administrative Agent shall, to the extent reasonably practicable and not otherwise prohibited thereby, (x) give the Borrowers written notice prior to disclosing the information to the extent permitted by such requirement and (y) reasonably cooperate, at the cost of the Borrowers, to obtain a protective order or similar confidential treatment, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers.  For the purposes of this Section, "Information" means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, AND ITS AFFILIATES, THE OTHER LOAN PARTIES AND  THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
SECTION 9.13 Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
SECTION 9.14 USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.
SECTION 9.15 Disclosure.  Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

    SECTION 9.16          Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control.  Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent's request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent's instructions.
SECTION 9.17 Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.18 [Reserved].
SECTION 9.19 Marketing Consent.  The Borrowers hereby authorize JPMCB and its affiliates (including without limitation J.P. Morgan Securities LLC), at their respective sole expense, but without any prior approval by the Borrowers, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion.  The foregoing authorization shall remain in effect unless and until the Borrower Representative notifies JPMCB in writing that such authorization is revoked.
SECTION 9.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b) the effects of any Bail-In Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

    (iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
ARTICLE X

Loan Guaranty
SECTION 10.01 Guaranty.  Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses, including, without limitation, all court costs and reasonable attorneys' and paralegals' fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the "Guaranteed Obligations"; provided, however, that the definition of "Guaranteed Obligations" shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor).  Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.  All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
SECTION 10.02 Guaranty of Payment.  This Loan Guaranty is a guaranty of payment and not of collection.  Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an "Obligated Party"), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
SECTION 10.03 No Discharge or Diminishment of Loan Guaranty.  xxvi) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations (other than contingent reimbursement and indemnification obligations for which no claim has been asserted)), including:  (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.
(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations (other than contingent reimbursement and indemnification obligations for which no claim has been asserted)).
SECTION 10.04 Defenses Waived.  To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations (other than contingent reimbursement and indemnification obligations for which no claim has been asserted) from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person.  Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder.  The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations (other than contingent reimbursement and indemnification obligations for which no claim has been asserted) have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
SECTION 10.05 Rights of Subrogation.  No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.
SECTION 10.06 Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor's obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.
SECTION 10.07 Information.  Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers' financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, the Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
SECTION 10.08 Termination.  Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor.  Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations.  Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under clause (o) of Article VII hereof as a result of any such notice of termination.
SECTION 10.09 Taxes.  Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law.  If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made.
SECTION 10.10 Maximum Liability.  Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.  In determining the limitations, if any, on the amount of any Loan Guarantor's obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.
SECTION 10.11 Contribution.
(a) To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a "Guarantor Payment") which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate

Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor's "Allocable Amount" (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, and this Agreement, the Swap Agreement Obligations and the Banking Services Obligations have terminated, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
(b) As of any date of determination, the "Allocable Amount" of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.
(c) This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.
(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.
(e) The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement, the Swap Agreement Obligations and the Banking Services Obligations.
SECTION 10.12 Liability Cumulative.  The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
SECTION 10.13 Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations.  Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
ARTICLE XI

The Borrower Representative
SECTION 11.01 Appointment; Nature of Relationship.  Acorda Therapeutics, Inc. is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the "Borrower Representative") hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents.  The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI.  Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s), provided that, in the case of a Revolving Loan, such amount shall not exceed Availability.  The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.
SECTION 11.02 Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.
SECTION 11.03 Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.
SECTION 11.04 Notices.  Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Unmatured Default hereunder referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default".  In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders.  Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.
SECTION 11.05 Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative.  The Administrative Agent shall give prompt written notice of such resignation to the Lenders.
SECTION 11.06 Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates.  Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.
SECTION 11.07 Reporting.  Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificate required pursuant to the provisions of this Agreement.
(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
BORROWERS:
ACORDA THERAPEUTICS, INC.
By      /s/ Michael Rogers             .
     Name: Michael Rogers
     Title:  Chief Financial Officer
CIVITAS THERAPEUTICS, INC
By      /s/ Michael Rogers             .
     Name:  Michael Rogers
     Title:   Treasurer
NEURONEX, INC.
By      /s/ Michael Rogers             .
     Name:  Michael Rogers
     Title:   Treasurer

JPMORGAN CHASE BANK, N.A., individually
and as Administrative Agent, Issuing Bank and
Swingline Lender
By    /s/ Donna DiForio            .
      Name:  Donna DiForio
      Title:    Authorized Officer